SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

[Amendment No.   ]

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☐	Soliciting Material under § 240.14a-12

MOODY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 6, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Moody’s Corporation to be held on Monday, April 16, 2012, at 8:30 a.m. EST at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2011 is also enclosed.

On March 6, 2012, we mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and vote online. The Notice included instructions on how to request a paper or e-mail copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement, Annual Report, and proxy card or voting instruction card. Stockholders who requested paper copies of the proxy materials or previously elected to receive the proxy materials electronically did not receive a Notice and will receive the proxy materials in the format requested.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to review the proxy materials and hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone by using the instructions provided in the Notice. Alternatively, if you requested and received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person. Instructions regarding the three methods of voting are contained in the Notice or proxy card or voting instruction card.

Sincerely,

Raymond W. McDaniel, Jr. Chairman and Chief Executive Officer

MOODY’S CORPORATION

7 World Trade Center

250 Greenwich Street

New York, New York 10007

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of Moody’s Corporation will be held on Monday, April 16, 2012, at 8:30 a.m. EST at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect the Class II directors named in the Proxy Statement to serve a three-year term;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year 2012;

3.	To vote on an advisory resolution approving executive compensation;

4.	To vote on one stockholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on February 21, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jane B. Clark Corporate Secretary

March 6, 2012

IMPORTANT VOTING INFORMATION

Your Participation in Voting the Shares You Own is Important

If you are the beneficial owner of your shares (meaning that your shares are held in the name of a bank, broker or other nominee), you may receive a Notice of Internet Availability of Proxy Materials from that firm containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares. The firm that holds your shares may not be permitted to vote on most of the matters to be considered at the 2012 Annual Meeting of Stockholders (other than to ratify the appointment of KPMG LLP) unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted in the election of directors and on the advisory resolution approving executive compensation, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

Voting your shares is important to ensure that you have a say in the governance of the Company and to fulfill the objectives of the majority voting standard that Moody’s Corporation applies in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in the future of Moody’s Corporation.

More Information is Available

If you have any questions about the voting of your shares or the proxy voting process in general, please contact the bank, broker or other nominee through which you hold your shares. The SEC also has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 2012

The Proxy Statement and the Company’s 2011 Annual Report to Stockholders are available at https://materials.proxyvote.com/615369. Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet as instructed in the Notice of Internet Availability of Proxy Materials. Alternatively, if you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy or voting instruction card or voted by telephone or the Internet.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Monday, April 16, 2012, at 8:30 a.m. EST at the Company’s principal executive offices located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com. This Proxy Statement and the accompanying proxy card are first being made available to stockholders on or about March 6, 2012. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is available over the Internet, or, if you requested paper copies, you will receive a printed proxy card and a printed admission ticket. If you plan to attend the Annual Meeting in person, please retain and bring the admission ticket.

If you are the beneficial owner of your shares (meaning that your shares are held in the name of a bank, broker or other nominee) and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. An admission ticket is also available over the Internet. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Internet Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (the “SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to stockholders. On March 6, 2012, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including this Proxy Statement and the Company’s Annual Report. These materials are available at: https://materials.proxyvote.com/615369. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Record Date

The Board of Directors has fixed the close of business on February 21, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 223,315,433 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by following the instructions in the Notice and using the Internet or by calling the toll-free telephone number that is available on the Internet. Alternatively, stockholders of record who requested a paper copy of the proxy materials, can vote by proxy by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in the name of a bank, broker or other nominee, you may receive a Notice from that firm containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares.

Special Voting Procedures for Certain Current and Former Employees

Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 12, 2012. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee (such as a bank, broker or other nominee) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Pursuant to the Company’s by-laws, the nominees for director are required to receive a majority of the votes cast with respect to such nominees in order to be elected at the Annual Meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions have no effect on the election of directors. Brokers do not have discretionary authority to vote shares in the election of directors without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not votes cast and will have no effect on the outcome of director elections. In accordance with the Company’s Director Resignation Policy, each director subject to election at the Annual Meeting was required to submit a contingent resignation which the Board of Directors will consider, following a review and recommendation from the Governance and Compensation Committee, in the event that the director fails to receive a majority of the votes cast.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this matter, the abstention has the same effect as a vote against the matter. Brokers have discretionary authority to vote shares on this matter if they do not receive instructions from the beneficial owner.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the advisory resolution approving executive compensation. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on this proposal without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not entitled to vote for the proposal and will have no effect on the outcome of the vote.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the stockholder proposal set forth in this Proxy Statement. Please bear in mind that approval of the stockholder proposal included in this Proxy Statement would serve only as a recommendation to the Board of Directors to take the actions requested by the proponent. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the stockholder proposal, the abstention has the same effect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on the stockholder proposal without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not entitled to vote for the proposal and will have no effect on the outcome of the vote.

Proxies

The proxy provides that you may specify that your shares of Common Stock be voted “For”, “Against” or “Abstain” from voting with respect to the director nominees and the other proposals. The Board of Directors recommends that you vote “For” the director nominees named in this Proxy Statement, “For” the ratification of the selection of the independent registered public accounting firm, “For” the advisory resolution approving executive compensation, and “Against” the stockholder proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy, e-mail or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed approximately $15,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common

Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report, or Notice, as applicable, to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, now or in the future, should submit his request to the Company by sending an e-mail to ir@moodys.com, by submitting a written request to the Company’s Investor Relations Department, at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007 or contacting the Company’s Investor Relations Department by telephone, at (212) 553-4857. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report, or Notice, as applicable, and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Please note that if you wish to receive paper proxy materials for the 2012 Annual Meeting, you should follow the instructions contained in the Notice.

CORPORATE GOVERNANCE

In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2011 the Board amended the Company’s Corporate Governance Principles and the charters of its Governance and Compensation, Audit and MIS Committees. A copy of the Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.” Copies of the charters of the Governance and Compensation Committee, the Audit Committee, and the MIS Committee are available on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Committee Charters.” Print copies of the Corporate Governance Principles and the committee charters may also be obtained upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

During 2011, the Board of Directors met six times and had four standing committees, an Audit Committee, a Governance and Compensation Committee, which also performs the functions of a nominating committee, an International Business Development Committee, and the MIS Committee. All incumbent directors attended at least 86 percent of the total number of meetings of the Board and of all committees of the Board on which they served in 2011. The function of the International Business Development Committee is to evaluate possible opportunities outside of the United States and to recommend to the Board areas for development. The members of the International Business Development Committee are Mr. Kist, Mr. McDaniel and Mr. Frederic Drevon, Senior Managing Director—EMEA of Moody’s Investors Service (“MIS”). The International Business Development Committee met two times during 2011. The MIS Committee’s primary purpose is to oversee certain activities of the Company’s subsidiary, MIS, a nationally recognized statistical rating organization, pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to perform such other duties and responsibilities as may be assigned to it from time to time by the Board of Directors. The members of the MIS Committee in 2011 were Dr. Duffie, Mr. McDaniel and Dr. McKinnell. In 2012, all directors are serving as members of this committee. The MIS Committee met five times in 2011. Please refer to page 9 for additional information regarding the Audit Committee, and to page 10 for additional information regarding the Governance and Compensation Committee.

Directors are encouraged to attend the Annual Meeting. All of the individuals serving as directors at the time of the Company’s 2011 annual meeting attended the meeting.

Recommendation of Director Candidates

The Governance and Compensation Committee considers and makes recommendations to the Board regarding the size, structure, composition and functioning of the Board and is responsible for overseeing the processes for the selection and nomination of director candidates, and for developing, recommending to the Board for approval, and periodically reviewing Board membership criteria. The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of the Company’s business, independence, the ability to represent diverse stockholder interests, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. See, “Qualifications and Skills of Directors” on page 14 for additional information on the Company’s directors. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his qualifications to be a director of the Company, and the candidate’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2013 annual meeting, this deadline is December 17, 2012.

The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration.

Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

Board Leadership Structure

The Company’s Corporate Governance Principles permit the roles of Chairman and Chief Executive Officer to be filled by a single person or different individuals. This flexibility allows the Board to review the structure of the Board regularly and determine whether the two roles should be separated based upon the Company’s needs and circumstances from time to time.

Currently, Mr. McDaniel serves as Chairman of the Board and Chief Executive Officer. The Board has actively discussed whether to separate the roles, taking into account numerous considerations that bear upon the issue, including stockholders’ support at the Company’s 2011 annual meeting of a stockholder proposal recommending that, whenever possible, the Company’s chairman be independent. In light of these considerations, the Board has made a determination to transition in the coming months from the current arrangement. The Board has not yet made a determination as to the individual who will serve as Chairman when the Board separates the two roles.

The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance and to date has ensured this through the position of lead independent director. The lead independent director is an independent director elected annually by the independent directors. Dr. McKinnell currently serves as the lead independent director. The lead independent director’s responsibilities and authority include:

•	presiding at meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors;

•	setting the agenda for executive sessions;

•	calling executive sessions of the independent directors;

•	approving information sent to the Board, and approving the agenda, materials and schedule for Board meetings;

•	serving as the principal liaison on Board-wide issues between the independent directors and the Chairman and Chief Executive Officer; and

•	being available for consultation and communication with major stockholders as appropriate.

Codes of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Company intends to satisfy disclosure requirements regarding any amendments to, or waivers from, the codes of ethics by posting such information on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.”

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards which are set forth below, and are also included in the Company’s Corporate Governance Principles.

The Board has determined that Mr. Anderson, Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist, Dr. McKinnell and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The Board also had determined that Senator Mack and Ms. Newcomb, who served on the Board through the 2011 annual meeting, were independent. The standards adopted by the Board incorporate the director independence criteria included in the NYSE listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional heightened independence standards applicable to audit committee members.

An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.	the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.	(a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor and personally works on the Company’s audit; or (d) the director or an immediate family member of the director was in the past three years a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3.	the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4.	the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as an employee (other than an executive officer) of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.	the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.	the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company foundation contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In assessing independence, the Board took into account that Mr. Anderson, Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist, Dr. McKinnell and Mr. Wulff each served during 2011, or currently serves (and in the case of Sen. Mack and Ms. Newcomb, who served on the Board through the 2011 annual meeting, that they served), as directors, employees, or faculty members of entities that are rated or have issued securities rated by MIS, as listed in the Company’s Director and Shareholder Affiliation Policy posted on the Company’s website under the headings “About Moody’s—Investor Relations—Corporate Governance—Other Governance Documents,” and that each such entity accounted for less than 1% of the Company’s 2011 revenue. The Board also took into account that, during the last three years, Moody’s purchased Cisco Systems, Inc. (“Cisco”) products through a third-party vendor. Ms. Hill is an employee of Cisco. Moody’s use of Cisco products predates Ms. Hill’s service on the Board. Payments that Moody’s made to the third-party vendor for these products accounted for significantly less than 1% of Moody’s and Cisco’s annual revenues in the last three years. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the NYSE’s requirements and the Company’s Corporate Governance Principles. A copy of these standards is found in Attachment A to the Company’s Corporate Governance Principles on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.”

The Board’s Role in the Oversight of Company Risk

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Governance and Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company and reviews the results of this assessment.

Under the oversight of the Board and its committees, the Chief Executive Officer has established an Enterprise-wide Risk Committee, comprised of the Chief Executive Officer and his direct reports, who review key risks and mitigation strategies. They receive information from a subcommittee consisting of representatives that executive management has selected from each of the Company’s major business units and support functions. The subcommittee is led by the Company’s Chief Risk Officer and the Chief Operational Risk Officer. In their capacities as Chief Risk Officer and Chief Operational Risk Officer, these two individuals report directly to both the Enterprise-wide Risk Committee and the Board. Among other things, this subcommittee is responsible for identifying and monitoring important existing and emerging risks to the achievement of the Company’s strategic and operative objectives; formulating appropriate polices and monitoring and reporting frameworks to support effective management of important risks; reviewing and evaluating the effectiveness of management processes and action plans to address such risks; advising on and recommending to executive management any significant actions or initiatives that they believe are necessary to effectively manage risk; and ensuring that activities of discrete risk management disciplines within the Company are appropriately coordinated. The Chief Risk Officer and the Chief Operational Risk Officer presented the subcommittee’s analysis to the Board at two meetings in 2011.

Significant risk issues evaluated by and/or major changes proposed by the Enterprise-wide Risk Committee and the Chief Risk Officer and Chief Operational Risk Officer are discussed at various Board meetings throughout the year.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the lead independent director, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Succession Planning

The Board and the Governance and Compensation Committee review succession planning annually in conjunction with the Board’s review of strategic planning.

Employee and Director Hedging Instruments

Employees and directors are prohibited from purchasing financial instruments that are designed to hedge or offset market value decreases of Moody’s equity securities granted as compensation or held directly or indirectly by the employees or directors.

THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; the Company’s practices with respect to financial risk assessment and risk management, and the review of contingent liabilities and risks that might be material to the Company; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”), and the performance of the Independent Auditors and the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its Chairman to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee Chairman report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. For the year ended December 31, 2011 the Audit Committee or the Chairman pre-approved all of the services provided by the Company’s independent registered public accounting firm, which are described on page 19.

The members of the Audit Committee are Mr. Wulff (Chairman), Mr. Bermudez, Mr. Anderson, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist and Dr. McKinnell, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Mr. Bermudez, Dr. McKinnell, and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules. The Audit Committee held nine meetings during 2011.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2011 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with KPMG LLP, which reports directly to the Audit Committee, the matters that independent registered public accounting firms must communicate to audit committees under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee also has discussed with KPMG LLP its independence from the Company, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms’ communications with audit committees about independence. The Audit Committee also has discussed with management of the Company and KPMG LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by KPMG LLP to the Company is compatible with maintaining the independence of KPMG LLP from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee

John K. Wulff, Chairman

Basil L. Anderson

Jorge A. Bermudez

Darrell Duffie

Robert R. Glauber

Kathryn M. Hill

Ewald Kist

Henry A. McKinnell, Jr.

THE GOVERNANCE AND COMPENSATION COMMITTEE

The role of the Governance and Compensation Committee is to identify and evaluate possible candidates to serve on the Board and to recommend the Company’s director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees, and assesses the results of the most recent vote on the Company’s advisory resolution approving executive compensation. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the CEO, and by evaluating their performance against approved goals) and oversees and makes the final decisions regarding compensation arrangements for the CEO and for certain other executive officers. The CEO makes recommendations to the Committee regarding the amount and form of executive compensation (except with respect to his compensation). For a description of this process, see the Compensation Discussion and Analysis on page 24. The Committee annually reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Committee administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans. The Committee is responsible for the overall administration of the Company’s employee benefit plans, programs and practices, and the Committee may delegate to management such responsibility for the administration of the Company’s employee benefit plans, programs and practices as the Committee deems appropriate. The Committee makes the final decisions regarding named executive officer compensation.

The Committee is empowered to retain, at the Company’s expense, such consultants, counsel or other outside advisors as it determines appropriate to assist it in the performance of its functions. In 2011, the Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting company, to provide advice and information about executive and director compensation, including the competitiveness of pay levels, executive compensation design and governance issues, market trends, as well as technical and compliance considerations. Meridian has reported directly and solely to the Committee since February 2010. Meridian exclusively provides executive and director compensation consulting services and does not provide any other services to the Company. The Committee regularly reviews the current engagements and the objectivity and independence of the advice that Meridian provides to the Committee on executive and director compensation, and the Committee found no conflicts of interest.

The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Anderson, Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist and Mr. Wulff, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles. The Governance and Compensation Committee met seven times during 2011.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. In this context, the Governance and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Following the reviews and discussions referred to above, the Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Governance and Compensation Committee

Henry A. McKinnell, Jr., Chairman

Basil L. Anderson

Jorge A. Bermudez

Darrell Duffie

Robert R. Glauber

Kathryn M. Hill

Ewald Kist

John K. Wulff

RELATIONSHIP OF COMPENSATION PRACTICES TO RISK MANAGEMENT

When structuring its overall compensation practices for employees of the Company generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts the Company’s risk management practices. Attention is given to the elements and the mix of pay as well as seeing that employees’ awards align with stockholders’ value.

In order to assess whether the Company’s compensation practices and programs create risks that are reasonably likely to have a material adverse effect on the Company, management established a compensation risk committee led by the Chief Human Resources Officer, to assess the risk related to the Company’s compensation plans, practices and programs. As part of this review, the compensation risk committee assessed the following items: (i) the relative proportion of variable to fixed components of compensation, (ii) the mix of performance periods (short-term, medium-term and long-term), (iii) the mix of payment mechanisms (cash, options, restricted stock, performance shares); (iv) the performance metrics used, linking the creation of value and earnings quality and sustainability, (v) the process of setting goals, degree of difficulty, spreads between thresholds, targets and maximum payouts, (vi) the maximum payout levels and caps, (vii) the clawback policy, (viii) the retirement program design, and (ix) the equity ownership and equity ownership guidelines. These items were assessed in the context of the most significant risks currently facing the Company, to determine if the compensation plans, practices and programs incentivize employees to take undue risks. The committee then took into account controls and procedures that operate to monitor and mitigate against risk. The Chief Human Resources Officer presented this committee’s conclusions to the Governance and Compensation Committee.

The Governance and Compensation Committee reviewed these conclusions through a risk assessment lens. As a result of these reviews, the Company does not believe that the Company’s compensation practices and programs create risks that are reasonably likely to have a material adverse effect on the Company, nor does it believe that the practices and programs are designed to promote risk taking.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related person transactions, as defined in applicable SEC rules. Under SEC rules, related persons include any director, executive officer, any nominee for director, any person owning 5% or more of the Company’s Common Stock, and any immediate family members of such persons. In addition, under the Company’s Code of Business Conduct and Code of Ethics, special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in such conduct, such executive officers and directors must make full disclosure of all the facts and circumstances to the Company’s General Counsel and the Chairman of the Audit Committee, and obtain the prior written approval of the Audit Committee. All conduct is reviewed in a manner so as to (i) maintain the Company’s credibility in the market, (ii) maintain the independence of the Company’s employees and (iii) see that all business decisions are made solely on the basis of the best interests of the Company and not for personal benefit.

COMPENSATION OF DIRECTORS

The following table sets forth, for the fiscal year ended December 31, 2011, the total compensation of the non-management members of the Company’s Board of Directors.

Name	Year	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Basil L. Anderson	2011	$75,000	$130,003	—	—	—	—	$205,003
Jorge A. Bermudez	2011	56,250	97,500	—	—	—	—	153,750
Darrell Duffie	2011	100,000	130,003	—	—	—	—	230,003
Robert R. Glauber	2011	75,000	130,003	—	—	—	—	205,003
Kathryn M. Hill	2011	18,750	32,506	—	—	—	—	51,256
Ewald Kist	2011	95,000	130,003	—	—	—	—	225,003
Connie Mack (1)	2011	37,500	130,003	—	—	—	$2,667	170,170
Henry A. McKinnell, Jr.	2011	115,000	139,997	—	—	—	—	254,997
Nancy S. Newcomb (1)	2011	37,500	130,003	—	—	—	3,059	170,012
John K. Wulff	2011	95,000	130,003	—	—	—	—	225,003

(1)	Senator Mack and Ms. Newcomb did not stand for re-election and ceased to be directors on April 19, 2011.
(2)

In 2011, the Company’s non-management directors received an annual cash retainer of $75,000, payable in quarterly installments. The Chairmen of the Audit Committee, the Governance and Compensation Committee, the International Business Development Committee and the MIS Committee received an additional annual cash fee of $20,000, also payable in quarterly installments. Dr. Duffie’s MIS Committee Chairman fee of $25,000 paid in 2011 included $5,000 paid retroactively for the fourth quarter of 2010. The lead independent director received an additional annual cash fee of $20,000, also payable in quarterly installments. There were no separate meeting fees paid in 2011. Senator Mack and Ms. Newcomb received a prorated portion of their fees for the first two quarters of 2011.

A non-management director may elect to defer receipt of all or a portion of his annual cash retainer until after termination of service from the Company’s Board of Directors. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the Moody’s Corporation Profit Participation Plan as selected by the director. Upon a change in control of the Company, a lump sum payment will be made to each director of the amount credited to the director’s deferred account on the date of the change in control, and the total amount credited to each director’s deferred account from the date of the change in control until the date such director ceases to be a director, will be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer his annual retainer given on or before the date of the change in control, will be effective as of the date of the change in control rather than the end of the calendar year.

(3)	On February 8, 2011, the non-management directors, except Mr. Bermudez, Dr. McKinnell and Ms. Hill, received a grant of $130,003 worth of restricted stock issued from the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”) which was equal to 4,332 restricted shares of Common Stock. Also on February 8, 2011, Dr. McKinnell received a grant of $139,997 worth of restricted stock issued from the 1998 Directors Plan which was equal to 4,665 restricted shares of Common Stock and included an additional grant of approximately $10,000 for his service as lead independent director. Mr. Bermudez was elected to the Board on April 19, 2011 and received a grant of $97,500 worth of restricted stock from the 1998 Directors Plan which was equal to 2,738 restricted shares of Common Stock. Ms. Hill was elected to the Board on October 27, 2011 and received a grant of $32,506 worth of restricted stock from the 1998 Directors Plan on December 30, 2011 which was equal to 960 restricted shares of Common Stock. The Governance and Compensation Committee authorized the grant of restricted stock awards for February 8, 2011 on December 13, 2010, and the grant was subsequently approved by the Board on December 14, 2010. The grant of restricted stock awards was effective on February 8, 2011, the third trading day following the date of the public dissemination of the Company’s financial results for 2010. The April 19, 2011 grant to Mr. Bermudez was approved by the Board on April 19, 2011. The December 30, 2011 grant to Ms. Hill was approved by the Board on October 25, 2011. In each case, the number of restricted shares of Common Stock has been computed in accordance with FASB ASC Topic 718.

The aggregate number of stock awards outstanding as of December 31, 2011 for each individual who served as a non-management director of the Company during 2011 was as follows:

Name	Number of Shares Underlying Options	Number of Shares of Unvested Restricted Stock
Basil L. Anderson	—	5,843
Jorge A. Bermudez	—	2,738
Darrell Duffie	—	5,843
Robert R. Glauber	—	5,843
Kathryn M. Hill	—	960
Ewald Kist	—	5,843
Connie Mack (a)	—	0
Henry A. McKinnell, Jr.	—	6,176
Nancy S. Newcomb (a)	—	0
John K. Wulff	—	5,843

(a)	Senator Mack and Ms. Newcomb did not stand for re-election and ceased to be directors on April 19, 2011. The Governance and Compensation Committee approved accelerated vesting of their February 8, 2011 grants, which had one-year vesting, and the remainder of their February 10, 2009 grants, which had three-year vesting, effective April 18, 2011.

(4)

Perquisites and other personal benefits provided to each individual who served as a non-management director in 2011 were, in the aggregate, less than $10,000 per director. Each non-management director is reimbursed for travel, meals, and hotel expenses incurred in connection with attending meetings of the Company’s Board of Directors or its committees. For the meetings held at the Company’s executive offices, the Company pays for travel for each non-management director and one guest of each director, as well as for their accommodations, meals, Company-arranged activities, and other incidental expenses. For Ms. Newcomb and Sen. Mack, the amounts shown in the “All Other Compensation” column reflects the value of gifts given to both members in recognition of their service to the Board upon their retirements in 2011 as well as payments equal to the grossed-up amount of related income taxes on gifts.

Stock Ownership Guidelines For Non-Management Directors

In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the NEOs, and its non-management directors, encouraging them to acquire and maintain a meaningful stake in the Company. Moody’s believes that these guidelines encourage its executive officers and non-management directors to act as owners, thereby better aligning their interests with those of the Company’s stockholders.

•	The guidelines are intended to satisfy an individual’s need for portfolio diversification, while ensuring an ownership level sufficient to assure stockholders of their commitment to value creation.

•	Non-management directors are expected, within five years, to acquire and hold shares of the Company’s Common Stock equal in value to five times the annual cash retainer.

•	Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines.

•	Stock options, whether vested or unvested, do not count toward satisfying the guidelines.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Ewald Kist, Henry A. McKinnell, Jr., Ph.D., and John K. Wulff, for election as Class II directors, for a three-year term expiring in 2015. If elected, the nominees will hold office until each of their terms expires and until a successor is elected and qualified. All three nominees are currently members of the Board of Directors and were previously elected by the stockholders. The Governance and Compensation Committee is evaluating the qualifications and skill of other potential candidates in light of the Board’s current composition and consideration of the Company’s current and future business and operations. The Company expects the nominees for election as director to be able to serve if elected. If a nominee is unable to serve, proxies will be voted for the election of such other person for director as the Board may recommend in the place of such nominee.

Qualifications and Skills of Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Governance and Compensation Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future business and operations.

The Governance and Compensation Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Principles, include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of the Company’s business, independence, the ability to represent diverse stockholder interests, judgment and integrity, the ability to commit sufficient time and attention to Board activities, and the absence of any potential conflicts with the Company’s business and interests. In addition, the Board and the Governance and Compensation Committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Board and the Governance and Compensation Committee seek a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the Governance and Compensation Committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the Governance and Compensation Committee may identify specific skills and experience that they believe the Company should seek in order to constitute a balanced and effective board.

In considering and nominating incumbent directors for reelection to the Board, the Board and the Governance and Compensation Committee have considered a variety of factors. These include the nominee’s independence, financial literacy, personal and professional accomplishments, experience in light of the needs of the Company and past performance on the Board. With respect to the Company’s incumbent directors, the Board has determined that they have the following skills and qualifications that support their service on the Board:

(i)	Mr. Kist served as Chairman of the Executive Board of a major foreign financial services company for a number of years and held various executive officer positions, including president and vice chairman, at a major international bank. Accordingly, Mr. Kist brings to the Board financial expertise, and knowledge of the range of issues facing a large company operating in a regulated industry and a perspective on running a company with international operations;

(ii)	Dr. McKinnell served for five years as the chief executive officer of a public pharmaceutical company with worldwide operations, and prior to that position, served as president, chief operating officer, chief financial officer and executive vice president. As a result of these positions, Dr. McKinnell brings to the Board financial expertise, management experience and leadership skills. In addition, because the pharmaceutical business, like the Company’s, operates in a highly regulated industry, Dr. McKinnell brings to the Board an appreciation of what a complex regulatory environment means for the Company’s operations. Dr. McKinnell has also served as a director of several public companies, contributing to his perspective on corporate governance matters; and

(iii)	Mr. Wulff also brings executive officer experience and financial expertise to the Board. He served as the chairman of a public company for several years. He also was the chief financial officer of a major chemical corporation for five years and, prior to holding that position, served as the company’s vice president and principal accounting officer. In addition, Mr. Wulff served as a partner at a major accounting firm and as a member of the Financial Accounting Standards Board. As a result of these positions, Mr. Wulff brings to the Board significant knowledge of accounting and financial reporting matters in addition to regulatory and senior management experience.

With respect to the continuing directors, the Board has considered the following:

(i)	Mr. Anderson has over a decade of experience as an executive officer, including as a chief financial officer, of several public companies where he held significant policy making positions. He also has experience as an operating executive in charge of an international business based in Paris, France. In addition, Mr. Anderson serves as a director with several NYSE or NASDAQ listed companies. As a result of these positions, he brings to the Board expertise as a strategist, management and operations experience, and a perspective on international business operations and corporate governance in the public company context;

(ii)	Mr. Bermudez brings a history of executive experience at a major international financial services company. As the head of risk for a major global financial institution, he was involved in the debt restructuring of various sovereigns around the world. He also managed a global business with a presence in over 100 countries. As a result, Mr. Bermudez brings a deep understanding of credit risk, and years of financial expertise as well as risk management experience to the Board;

(iii)	Dr. Duffie has significant expertise in a number of areas that are directly relevant to the Company’s core business operations and has experience as a consultant to financial services firms. He is a recognized expert in the behavior and performance of global credit and securities markets and his opinions regarding financial regulatory reform have been solicited by various arms of the US government, including the Senate Banking Committee, the US Treasury Department, the SEC, the President’s National Economic Council and the New York Federal Reserve Bank. He also has authored a book on over-the-counter markets, two books on credit risk, one book on bank failures and has published numerous academic research publications, articles and papers on asset and credit valuation and performance. This work allows Dr. Duffie to provide insight into various aspects of the Company’s business operation, the expanding nature of the work of MA and MIS and policy issues related to the financial services industry;

(iv)	Mr. McDaniel, who is both Chairman and Chief Executive Officer of the Company, began his career at the Company serving as a ratings analyst and has served in numerous capacities at the Company over the past three decades. As a result, he brings to the Board a deep understanding of the Company’s business and operations as well as a historical perspective on the Company’s strategy. Since 2005 he has also served as a director of John Wiley & Sons, Inc., which develops, publishes, and sells products in print and electronic media for the educational, professional, scientific, technical, medical, and consumer markets worldwide. This has helped to provide perspective on public company governance issues;

(v)	Mr. Glauber has knowledge of financial services regulatory matters, acquired through his service as chairman, chief executive officer and president of the National Association of Securities Dealers. Mr. Glauber also served as Under Secretary of the Treasury for Finance, and served as a professor of Finance for 25 years. He therefore brings regulatory experience and insight on public policy issues to the Board; and

(vi)	Ms. Hill has significant experience in business management and leading engineering and operations organizations. She currently is Senior Vice President, Executive Advisor of Cisco Systems Inc. She previously served as Cisco’s Senior Vice President, Development Strategy & Operations from 2009 to January 2012, and prior to that, as Senior Vice President of Cisco Systems’ Access Networking and Services Group, where she led the Access Routing, Ethernet Switching, Security, Wireless and Small Business technology groups. She brings extensive leadership experience and a strong background in information technology and business operations to the Board.

The Board of Directors recommends a vote FOR the election as directors of each of the Class II nominees listed below.

The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.

DIRECTOR NOMINEES

Class II Directors Whose Terms Expire in 2015

Ewald Kist

Director since July 2004

Ewald Kist, age 68, is Chairman of the International Business Development Committee and is a member of the Audit, Governance and Compensation, and MIS Committees of the Board of Directors. Mr. Kist was Chairman of ING Groep N.V. (“ING Group”), a financial services company, from 2000 until his retirement in June 2004. Before serving as Chairman of ING Group, Mr. Kist was Vice Chairman from 1999 to 2000 and served as a member of the Executive Board from 1993 to 1999. Prior to the merger of Nationale Nederlanden and NMB Postbank Group to form ING Group in 1992, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including Chairman from 1991 to 1992, General Management—the Netherlands from 1989 to 1991 and President Nationale Nederlanden U.S. Corporation from 1986 to 1989. Mr. Kist currently is a director of The DSM Corporation (2004-present), Royal Philips Electronics (2004-present), the Dutch National Bank (2004-present) and Stage Entertainment (2007-present).

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

Henry A. McKinnell, Jr., age 69, is Chairman of the Governance and Compensation Committee, is a member of the Audit and MIS Committees and serves as the lead independent director of the Board of Directors. Dr. McKinnell served as Chairman of the Board of Pfizer Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006. He served as President of Pfizer Inc. from May 1999 to May 2001, and as President of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as Chief Operating Officer of Pfizer Inc. from May 1999 to December 2000 and as Executive Vice President from 1992 to 1999. Dr. McKinnell currently is the lead independent director of Optimer Pharmaceuticals, Inc. (member of board from January 2011-present). Dr. McKinnell serves as Chairman of the Board of Emmaus Life Sciences, Inc. (2010 – present) and the Accordia Global Health Foundation. He is Chairman Emeritus of the Connecticut Science Center, and is a member of the Academic Alliance for AIDS Care and Prevention in Africa. He served as director of Angiotech Pharmaceuticals, Inc. until 2011, Pfizer Inc. and ExxonMobil Corporation until 2007 and John Wiley & Sons until 2005.

John K. Wulff

Director since April 2004

John K. Wulff, age 63, is Chairman of the Audit Committee and is a member of the Governance and Compensation and MIS Committees of the Board of Directors. Mr. Wulff is the former Chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, a position held from December 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim Chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor accounting and consulting firms. Mr. Wulff currently is a director of Celanese Corporation (2006-present), Sunoco, Inc. (2004-present) and Chemtura Corporation (2009-present). He served as a director of Fannie Mae from December 2004 until 2008 and of Hercules Incorporated until 2008 as well.

CONTINUING DIRECTORS

Class III Directors Whose Terms Expire in 2013

Basil L. Anderson

Director since April 2004

Basil L. Anderson, age 66, is a member of the Audit, Governance and Compensation, and MIS Committees of the Board of Directors. Mr. Anderson served as Vice Chairman of Staples, Inc., an office products company, from September 2001 until his retirement in March 2006. Prior to joining Staples, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from December 1993 to December 1995. Mr. Anderson currently is a director of Staples, Inc. (1997-present), Becton Dickinson (2004-present), and Hasbro, Inc. (2002-present). He served as director of CRA International Inc. until January 2010.

Darrell Duffie, Ph.D.

Director since October 2008

Darrell Duffie, Ph.D., age 57, is Chairman of the MIS Committee and is a member of the Audit and Governance and Compensation Committees of the Board of Directors. He is the Dean Witter Distinguished Professor of Finance at Stanford University Graduate School of Business and has been on the finance faculty at Stanford since receiving his Ph.D. from Stanford in 1984. He has authored books and research articles on topics in finance and related fields. Dr. Duffie is a member of The Federal Reserve Bank of New York Financial Advisory Roundtable, the Banff International Research Station Scientific Advisory Board, the Board of The Pacific Institute of Mathematical Sciences, is a Fellow and member of the Council of the Econometric Society, and a Fellow of the American Academy of Arts & Sciences. Dr. Duffie is a member of the Board of Directors of the American Finance Association and was its President in 2009. Dr. Duffie served as a trustee of iShares Trust and a director of iShares, Inc. from 2008 to 2011.

Raymond W. McDaniel, Jr.

Director since April 2003

Raymond W. McDaniel, Jr., age 54, has served as the Chairman and Chief Executive Officer of the Company since April 2005 and serves on the MIS and International Business Development Committees of the Board of Directors. Mr. McDaniel served as the Company’s President from October 2004 until April 2005 and the Company’s Chief Operating Officer from January 2004 until April 2005. He has served as Chairman and Chief Executive Officer of Moody’s Investors Service, Inc., a subsidiary of the Company, since October 2007 and held the additional title of President from November 2001 to August 2007 and from December 2008 to November 2010. Mr. McDaniel served as the Company’s Executive Vice President from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research from November 2000 until April 2003. He served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service, Inc. from November 2000 until November 2001 and as Managing Director, International from 1996 to November 2000. Mr. McDaniel currently is a director of John Wiley & Sons, Inc. (2005-present).

Class I Directors Whose Terms Expire in 2014

Jorge A. Bermudez

Director since April 2011

Jorge A. Bermudez, age 60, is a member of the Audit, Governance and Compensation, and MIS Committees of the Board of Directors. He served as Chief Risk Officer of Citigroup, Inc., a global financial services company, from November 2007 to March 2008. Before serving as Chief Risk Officer, Mr. Bermudez was Chief Executive Officer of Citigroup’s Commercial Business Group in North America and Citibank Texas from 2005 to 2007. He served as Senior Advisor, Citigroup International from 2004 to 2006, as Chief Executive Officer of Citigroup Latin America from 2002 to 2004, Chief Executive Officer, eBusiness, Global Cash Management and Trade from 1998 to 2002 and Head of Citibank Corporate and Investment Bank, South America from 1996 to 1998. Mr. Bermudez joined Citigroup in 1975 and held leadership positions in other divisions including equity investments, credit policy and corporate banking from 1984 to 1996. Mr. Bermudez currently is a director of the Electric Reliability Council of Texas (2010-present), the Federal Reserve Bank of Dallas (2012-present), and the Association of Former Students, Texas A&M University (2006-present). He served as a director of Citibank N.A. from 2005 to 2008 and the Federal Reserve Bank of Dallas, Houston Branch from 2009-2011.

Robert R. Glauber

Director since June 1998

Robert R. Glauber, age 73, is a member of the Audit, Governance and Compensation, and MIS Committees of the Board of Directors. Mr. Glauber has served as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University since July 2007 and as a senior advisor for Peter J. Solomon Company, an investment banking advisory firm, since November 2006. Mr. Glauber served as a visiting professor at Harvard Law School from January 2009 to June 2009 and from September 2006 to June 2007. Mr. Glauber served as Chairman and Chief Executive Officer of the National Association of Securities Dealers (NASD) from September 2001 to August 2006. From November 2000 to September 2001, Mr. Glauber served as President and

Chief Executive Officer of the NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the John F. Kennedy School of Government at Harvard University. From 1989 to 1992, Mr. Glauber served as Under Secretary of the Treasury for Finance. Prior to that, Mr. Glauber was a professor of finance at the Harvard Business School. Mr. Glauber currently is a director of XL Group PLC (2006-present) and Northeast Bancorp (January 2011- present) and is a trustee of the International Accounting Standards Committee Foundation. He served as a director of Freddie Mac from 2006 until 2012.

Kathryn M. Hill

Director since October 2011

Kathryn M. Hill, age 55, is a member of the Audit, Governance and Compensation, and MIS Committees of the Board of Directors. Ms. Hill has over 30 years of experience in business management and leading engineering and operations organizations. She joined Cisco Systems Inc. in 1997 and is Senior Vice President, Executive Advisor. From June 2009 to January 2012, she was Senior Vice President, Development Strategy & Operations for Cisco. Cisco designs, manufactures and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology industry and provides services associated with these products. Ms. Hill served as Senior Vice President of the Access Networking and Services Group from February 2008 to June 2009, where she led the Access Routing, Ethernet Switching, Security, Wireless and Small Business technology groups. Ms. Hill served as Senior Vice president of the Ethernet and Wireless Group from July 2005 to January 2008. Ms. Hill is a member of the board of Trustees for the Anita Borg Institute for Women and Technology.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2012. KPMG LLP audited the consolidated financial statements of the Company for the year ending December 31, 2011.

As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2012 to stockholders for ratification. If the appointment of KPMG LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain KPMG LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees for professional services rendered for (i) the integrated audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, (ii) the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and (iii) statutory audits of non-U.S. subsidiaries, were approximately $2.3 and $2.0 million in 2011 and 2010, respectively. These fees included amounts accrued but not billed of $1.3 million in each of 2011 and 2010.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered to the Company were approximately $0.1 million in both of the years ended December 31, 2011 and 2010. Such services included employee benefit plan audits.

Tax Fees

The aggregate fees billed for professional services rendered for tax services rendered by the auditors for the years ended December 31, 2011 and 2010 were $0 and $0, respectively.

All Other Fees

The aggregate fees billed for all other services rendered to the Company by KPMG LLP for the year ended December 31, 2011 and 2010 were $0 and $0, respectively.

ITEM 3—ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

We are asking stockholders to vote on an advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement (“Compensation Discussion and Analysis” or “CD&A”), the goal of the Governance and Compensation Committee (the “Committee”) in setting executive compensation is to provide a competitive total compensation package that assists in the retention of the Company’s executives and motivates them to perform at a superior level while encouraging behavior that is in the long-term best interests of the Company and its stockholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of Moody’s executives is performance-based and dependent upon the Company’s achievement of specified goals that are both financial and non-financial in nature.

Despite challenging market conditions, Moody’s full-year results reflected the continued improvement of credit markets and greater customer use of a number of Moody’s products and services throughout 2011. As discussed in further detail in the CD&A, these operating and financial performance achievements are reflected in the compensation awards approved by the Committee.

The Company operates under governance standards that it believes best serve its stockholders, while also incorporating certain “best practices” in governance and executive compensation. Among these practices in 2011, the Company:

•

Long-Term Performance-Based Shares—maintained a three-year performance-based share award program with performance thresholds for the 2011-2013 performance period based on the Company’s profitability (measured in EPS), Moody’s Investors Service’s ratings accuracy performance, and Moody’s Analytics’ sales;

•	Balanced Mix of Equity Awards—continued providing a balanced mix of long-term equity awards in the form of stock options and performance-based share awards;

•	Clawback Policy—maintained its clawback policy;

•	No Executive Employment Agreements—continued its practice of not entering into employment agreements with its executives, including the NEOs;

•	No Automatic Cash-Based Payments or Benefits Upon a Change in Control—continued its practice of not providing for single-triggered cash-based change in control payments or benefits;

•

Limited Executive Perquisites—did not provide perquisites or other personal benefits with an aggregate value of more than $10,000 to its executives, including the NEOs, other than Mr. Madelain who received a car allowance (as is the practice in the UK for executive officers);

•	No Tax Gross-ups—continued its practice of not providing any tax gross-ups on perquisites or change-in-control payments;

•

Stock Ownership Guidelines—maintained robust existing stock ownership guidelines for its executives, including the NEOs, and its non-management directors to encourage them to acquire and maintain a meaningful stake in the Company; and

•	Anti-Hedging Policy—maintained its anti-hedging policy for executive officers and directors.

We urge stockholders to read the CD&A beginning on page 24 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, beginning on page 40, which provide detailed information on the compensation of our named executive officers (“Named Executive Officers”). The Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Board is asking stockholders to vote at the 2012 Annual Meeting of Stockholders on the following advisory resolution approving executive compensation:

RESOLVED, that the stockholders of Moody’s Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when evaluating the Company’s executive compensation program.

After consideration of the vote of stockholders at the Company’s 2011 annual meeting of stockholders and other factors, the Board determined to hold a vote on an advisory resolution approving executive compensation annually, although it may determine to vary the practice based on factors such as discussions with stockholders. Accordingly, unless the board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next vote on an advisory resolution approving executive compensation will be held at the Company’s 2013 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the advisory resolution approving executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2011 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”), and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (a) the number of shares of Common Stock held by directors and executive officers as of December 31, 2011 (based on information supplied to the Company by them), calculated in accordance with SEC rules, and (b) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2011, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding(3)
Mark E. Almeida	417,720	(4)	—	*
Basil L. Anderson	24,976		11,280	*
Jorge A. Bermudez	2,738		—
Darrell Duffie	15,013		—	*
Robert R. Glauber	30,460		1,679	*
John J. Goggins	345,919		—	*
Kathryn M. Hill	960		—	*
Linda S. Huber	374,423		—	*
Ewald Kist	23,112		—	*
Michel Madelain	250,735		—	*
Raymond W. McDaniel, Jr.	1,312,126	(5)	—	*
Henry A. McKinnell, Jr.	100,317		1,682	*
John K. Wulff	31,976		17,895	*
All current directors and executive officers as a group (17 persons)	3,434,702		32,536	1.5%
Berkshire Hathaway, Inc.	28,415,250	(6)(7)	—	12.8%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company 3555 Farnam Street Omaha, Nebraska 68131
Capital World Investors	18,222,500	(8)	—	8.2%
333 South Hope Street Los Angeles, California 90071
ValueAct Capital Management L.P.	16,577,241	(9)(10)	—	7.5%
435 Pacific Avenue, Fourth Floor, San Francisco, CA 94133

*	Represents less than 1% of the outstanding Common Stock.
(1)

Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2011, upon the exercise of vested stock options as follows: Mr. Almeida—295,564; Mr. Goggins—302,977; Ms. Huber—334,686; Mr. Madelain—212,017; Mr. McDaniel—1,154,026; and all

current directors and executive officers as a group—2,704,807. Also includes the following shares of restricted stock over which the Named Executive Officers and directors had voting (but not dispositive) power as of December 31, 2011: Mr. Almeida—14,597; Mr. Anderson—5,843; Mr. Bermudez—2,738; Dr. Duffie—5,843; Mr. Glauber—5,843; Mr. Goggins—14,773; Ms. Hill—960; Ms. Huber—18,468; Mr. Kist—5,843; Mr. Madelain—13,429; Mr. McDaniel—12,019; Dr. McKinnell—6,176; and Mr. Wulff—5,843; and all current directors and executive officers as a group—179,909.
(2)	Consists of stock units (payable to non-management directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-management director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.
(3)	Percentages are based upon the number of shares outstanding as of December 31, 2011.
(4)	This amount includes 1,000 shares of Common Stock owned by a trust for Mr. Almeida’s sister.
(5)	This amount includes 2,000 shares of Common Stock owned by Mr. McDaniel’s spouse.
(6)	As set forth in Amendment No. 2 to the Schedule 13G jointly filed with the SEC on February 14, 2011 by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to 28,415,250 shares reported in such Amendment No. 2 to the Schedule 13G and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 15,719,400 of such 28,415,250 shares.
(7)	This address is listed in Amendment No. 2 to the Schedule 13G jointly filed with the SEC on February 14, 2011 as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131; and the address of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.
(8)	As set forth in Amendment No. 3 to the Schedule 13G filed with the SEC on February 10, 2012 by Capital World Investors, Capital World had sole voting power with respect to 15,772,500 of such 18,222,500 shares as of December 31, 2011.
(9)	As set forth in Amendment No. 1 to the Schedule 13G jointly filed with the SEC on August 24, 2011 by ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC., each had sole voting power with respect to 16,577,241 shares.
(10)	This address is listed in Amendment No. 1 to the Schedule 13G jointly filed with the SEC on August 24, 2011 as the address of each of ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of, and transactions in, the Common Stock and other equity securities of the Company. As a practical matter, the Company assists its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its executive officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Moody’s executive compensation programs are designed to foster and maintain a strong, capable, experienced and motivated executive team with the ability to manage the business during challenging times and to evolve the Company’s practices as changes in the market warrant by aligning compensation with business performance. This discussion and analysis provides a guide to Moody’s executive compensation program and explains the decisions of the Governance and Compensation Committee (the “Committee”) regarding compensation reported for 2011 for Raymond W. McDaniel, Jr., the Chairman and Chief Executive Officer (referred to as the “CEO”), and the other executive officers named in the Summary Compensation Table on page 40 (together with the CEO, referred to as the “Named Executive Officers” or “NEOs”).

EXECUTIVE SUMMARY

Improved Business Results Considered

Management exceeded the financial goals set for them in 2011. The Company’s full-year 2011 results reflected strong financial performance in MIS, especially in Corporate Finance, and growth in all areas of Moody’s Analytics (“MA”). Revenue from MA’s professional services more than doubled from the prior-year period, due in large part to the acquisition of CSI Global Education in November 2010. Management’s focus on increasing its customer base and expanding its product line in 2011 also contributed to the Company’s positive performance. Throughout the year, the Company confronted obstacles as the worldwide economic situation impacted the Company’s business. In addition, MIS and other credit rating agencies continued to be the subject of heightened scrutiny and increased regulation.

The highlights of the Company’s improved financial performance include:

•	2011 revenue totaling $2,280.7 million, reflecting an increase of 12% from $2,032.0 million for 2010.

•	2011 operating income of $888.4 million increased 15% from $772.8 million for 2010.

•	2011 diluted earnings per share (“EPS”) of $2.49 grew 16% from $2.15 in 2010.

•	The successful integration of CSI Global Education.

These operating and financial performance achievements formed the basis for the Committee’s award determinations.

•	Although the Company’s operating income and EPS surpassed budgeted goals, because they exceeded them to a lesser extent than in 2010, annual cash incentive compensation decreased in 2011.

•

For the NEOs (all of whom were NEOs in 2010 as well), cash incentive awards ranged from approximately 130% of target to 138% of target, decreasing on average by approximately 8 percentage points as compared to 2010 awards.

•

The grant date fair value of long-term equity incentive award granted to the CEO in February 2011 was approximately 20% higher than the 2010 award value. The grants awarded to the NEO group (excluding the CEO) in February 2011 increased on average by approximately 18% from the value of the February 2010 awards. This increase reflected the Company’s 2010 performance, as well as a review conducted by the Committee’s compensation consultant which indicated that Moody’s equity awards had fallen behind those of its peer group. In order to remain competitive, and in light of the strong 2010 financial performance, the Committee determined an increase was appropriate.

Governance Highlights

The Company operates under governance standards that it believes best serve its stockholders, while also incorporating certain “best practices” in governance and executive compensation. Among these practices in 2011, the Company:

•

Long-Term Performance-Based Shares—maintained a three-year performance-based share award program with performance thresholds for the 2011-2013 performance period based on the Company’s profitability (measured in EPS), MIS’s ratings accuracy performance, and MA’s sales;

•	Balanced Mix of Equity Awards—continued providing a balanced mix of long-term equity awards in the form of stock options and performance-based share awards;

•	Clawback Policy—maintained its clawback policy;

•	No Executive Employment Agreements—continued its practice of not entering into employment agreements with its executives, including the NEOs;

•	No Automatic Cash-Based Payments or Benefits Upon a Change in Control—continued its practice of not providing for single-triggered cash-based change in control payments or benefits;

•

Limited Executive Perquisites—did not provide perquisites or other personal benefits with an aggregate value of more than $10,000 to its executives, including the NEOs, other than Mr. Madelain who received a car allowance (as is the practice in the UK for executive officers);

•	No Tax Gross-ups—continued its practice of not providing any tax gross-ups on perquisites or change-in-control payments;

•

Stock Ownership Guidelines—maintained robust existing stock ownership guidelines for its executives, including the NEOs, and its non-management directors to encourage them to acquire and maintain a meaningful stake in the Company; and

•	Anti-Hedging Policy – maintained its anti-hedging policy for executive officers and directors.

PHILOSOPHY OF THE EXECUTIVE COMPENSATION PROGRAM

Moody’s executive compensation program is designed to:

•	Link a substantial part of each executive’s realized compensation to the achievement of the Company’s financial and operating objectives and to the individual’s performance.

•	Align executives’ rewards with changes in the value of stockholders’ investments.

•	We implement this linkage and alignment by:

•

awarding the NEOs with annual cash incentive compensation based on the Company’s performance against financial objectives specified at the beginning of the performance year and an evaluation of individual, qualitative and largely operational (non-financial) accomplishments and performance during that year;

•

using Company performance (which for 2011 was based on the Company’s operating income and EPS) to determine the overall funding of the annual cash incentive compensation pool that will be distributed to the NEOs;

•	evaluating each NEO’s individual performance based on pre-established operational objectives to determine the actual individual payout under the annual cash incentive arrangement;

•

changing the targeted long-term equity award mix for the CEO to 50% options and 50% performance shares (from 40% options and 60% performance shares) in order to tie a greater portion of his realizable compensation directly to future increases in shareholder value;

•

providing long-term equity-based incentives in the form of performance shares that will be earned following the completion of a three-year performance period only if certain performance goals are achieved or exceeded and stock options that will deliver value to the executives only if shareholder value increases from the date the awards are granted; and

•

basing thresholds for 2011-2013 performance shares on the Company’s EPS, MIS’s ratings accuracy performance and MA’s sales. The weights of these metrics vary depending on each NEO’s role and responsibilities.

•

Provide a competitive total compensation package that will motivate the Company’s executives to perform at a superior level and will assist in incentivizing and retaining the executives. When designing the total compensation package, we compare data to that of a group of select peer companies and the broader financial services industry, as discussed further in the “Peer and Market Review” section beginning on page 33. Additionally, when making NEO compensation decisions, we consider each NEO’s skills, experience, tenure and performance during the prior year.

ELEMENTS OF MOODY’S COMPENSATION PROGRAM

The following table lists the elements of Moody’s 2011 executive compensation program and the primary purpose of each:

Element	Form	Objectives and Basis
Base Salary	Cash

•      Base salary is intended to provide a level of pay that is appropriate given professional status, job content, market value, accomplishments and internal equity.

•      Moody’s generally sets base salaries for each NEO at the approximate median of salaries of executives in similar positions within the peer group and/or the broader financial services market, but has discretion to pay above or below the targeted amount based on factors such as experience, performance, retention, etc. Moody’s believes it is important to retain discretion to pay above the 50th percentile in order to attract and retain superior talent and to reward officers with a greater scope of responsibilities or deeper experience than their peers within the peer group and/or the broader financial services market.

Annual Cash Incentives	Cash

•      Annual cash incentives are intended to reward performance and assist in motivation and retention of management.

•      Individual target amounts are set at the approximate median based upon a competitive review against the peer group and/or the broader financial services market as well as internal equity.

•      Award payouts are finalized at the Committee’s February meeting following the performance year in question to reflect both the Company’s financial performance and the outcome of a review of each NEO’s performance against his or her annual objectives; actual payouts are typically made at the beginning of March.

•      Awards customarily are made under the 2004 Plan, which stockholders re-approved in 2010, although the Committee retains discretion to pay discretionary cash incentives outside of the 2004 Plan when circumstances warrant.

Long-Term Incentive Compensation	Performance Shares and Stock Options

•      To help balance the need to motivate the NEOs to drive long-term stockholder value, to manage the number of shares used to deliver equity awards, and to allow the Company to measure and reward a broader set of long-term goals, the Committee decided beginning in 2010 it would deliver equity incentive compensation in part through stock options and in part through performance-based shares as measured by grant date value.

Element	Form	Objectives and Basis

•      Stock options have a strike price of no less than 100% of the average market price of our common stock on the date of grant and vest based on continued service over four years in annual 25% increments, which means that executives: (i) will realize value from their awards only if the market price of the Company’s stock appreciates above the options’ exercise price after the options have vested, and (ii) are motivated to remain with the Company due to the multi-year vesting schedule. Stock options expire ten years after grant date.

•      Performance shares will be earned following the completion of a three-year performance period only if pre-established performance goals are met or exceeded. For the 2011-2013 performance period, these performance thresholds will be based on the Company’s EPS, MIS’s ratings accuracy performance, and MA’s sales. The weights of these metrics vary depending on each NEO’s role and responsibilities.

•      Equity award grants are made three days after the release of the Company’s year-end earnings.

Perquisites	Limited

•      Moody’s does not provide its executives (including the NEOs) perquisites or other personal benefits with an incremental cost greater than $10,000, other than a car allowance provided to Mr. Madelain (as is the practice in the UK for executive officers).

Retirement Benefits	Broad-based and non-tax qualified plans

•      Defined Contribution Plans. Moody’s offers its U.S. employees, including the NEOs, the opportunity to participate in a tax-qualified defined contribution plan, the Profit Participation Plan, and offers highly compensated senior management, including the NEOs who reside in the U.S., a voluntary deferred compensation plan (the “Moody’s Corporation Deferred Compensation Plan,” or “DCP”).

•      The primary purpose of the DCP is to allow certain employees pre-tax deferrals into a nonqualified plan and receive the maximum company match on compensation without regard to IRS limits that apply to the Profit Participation Plan. The Company match only applies to deferrals in excess of the IRS limit on compensation that can be taken into account under a tax-qualified defined contribution plan. In addition, the Company will credit to the DCP employer contributions that would have been made to the Profit Participation Plan but for the application of the IRS compensation limit.

•      Additional information regarding the DCP is found on page 49.

•      Defined Benefit Plans. Moody’s also maintains defined benefit pension plans that are closed to new participants. These plans are the Moody’s Corporation Retirement Account (the “Retirement Account”), the Pension Benefit Equalization Plan (“PBEP”) and the Supplemental Executive Benefit Plan (“SEBP”). The Retirement Account, together with the PBEP, provides income upon retirement based on a percentage of annual compensation. The Retirement Account has been closed to new participants since December 31, 2007 and the SEBP, which has three participants, was closed to new participants as of January 1, 2008.

•      More details regarding the Retirement Account, the PBEP and the SEBP are provided in the narrative following the Pension Benefits Table for 2011 on page 46. Mr. Madelain participates in Moody’s UK Group Personal Pension Plan, described on page 48.

Weighting of Elements—Fixed versus “At Risk” compensation

For 2011, the Company reviewed data from its peer group and the broader financial services market, as discussed in further detail in the “Peer and Market Review” section beginning on page 33. The Committee, based on the recommendations of the CEO (excluding with respect to his own pay) has determined the large majority of an NEO’s total direct compensation package should be “at risk”, meaning the amounts that may ultimately be realized by an executive can vary. The “at risk” elements of an NEO’s direct compensation are delivered in the form of annual cash incentives and long-term equity awards consisting of stock options and performance shares. The Committee concluded that approximately 20% to 30% of the NEO group’s target total direct compensation should be fixed and approximately 70% to 80% should be in the form of “at risk” compensation for 2011. The Company did not have a target weight for each element of compensation in 2011.

	Total Target Direct Compensation(1)
Name	% that is Base Salary	% that is Target Annual Incentive	% that is Target Equity	% that is At Risk(2)
Raymond W. McDaniel	18%	32%	50%	82%
Linda S. Huber	23%	30%	47%	77%
Michel Madelain	24%	29%	47%	76%
Mark E. Almeida	25%	30%	45%	75%
John J. Goggins	30%	28%	42%	70%

(1)	Total Target Direct Compensation is the sum of the base salary, target annual cash incentive and grant date fair value of equity awards.

(2)	Includes annual incentive target award amount and target equity grant.

2011 COMPENSATION DECISIONS

Base salary

In 2011, base salary represented approximately 24% of the aggregate total target compensation for the NEO group. The base salaries paid to the NEOs during 2011, below, also are reported in the Summary Compensation Table on page 40.

	Base Salary
Name	2010 Base Salary	2011 Base Salary	Percentage Change
Raymond W. McDaniel	$936,000	$954,800	2%
Linda S. Huber	$530,400	$546,300	3%
Michel Madelain(1)	$450,399	$463,855	3%
Mark E. Almeida	$463,500	$477,500	3%
John J. Goggins	$416,000	$449,900	8%

(1)	Mr. Madelain’s compensation figures are shown in the table in U.S. dollars. However, certain elements of his compensation were paid in British pounds sterling. An exchange rate of 1.5537 from The Federal Reserve Bank as of December 30, 2011 was used to calculate the U.S. dollar amount. For the purpose of comparing 2010 Base Salary to 2011 Base Salary, the same exchange rate as of December 30, 2011 has been used.

The Committee determined that a 2% base salary increase was appropriate for Mr. McDaniel in order to move his total direct compensation more in line with competitive benchmarks and in recognition of the fact that he has not had a salary increase in three years. For a detailed description of the rationale behind Mr. McDaniel’s compensation, please see “Chief Executive Officer Compensation” on page 34. The Committee increased salaries from 3% to 8% for the other NEOs in order to maintain competitive, fixed compensation levels and, in the case of Mr. Goggins, to reflect his promotion to Executive Vice President.

Annual cash incentives

Each NEO has an annual cash incentive target that can be earned based upon performance against both financial and individual operational objectives. Cash incentives for 2011 were paid out at 130% to 138% of target based upon financial and individual performance and the results of an Institutional Investor Satisfaction survey.

Process for Determining Annual Cash Incentives

•

Funding of Cash Incentive Pool. The cash incentive pool is funded based on the Company’s financial performance against its budget. The performance goals that the Committee sets are intended to be aspirational and challenging, but achievable. When the Committee set the NEO’s targets, the members believed that exceeding the targets would require extraordinary efforts individually and collectively by the NEOs. Therefore, in order to receive the maximum cash incentive payments, management would have to exceed targets by approximately 20%, reflecting extraordinary performance. For 2011, funding of the cash incentive pool was based on Company operating income and EPS goals relative to target (adjustments being made for legacy tax and restructuring activities established by the Committee when setting the financial goals). Company operating income and EPS goals serve as the basis for targets in order for cash incentive payouts to reflect achievement against budgeted expectations for profitability. The NEO cash incentive pool for 2011 was funded at 146.5% due to the fact that the two metrics exceeded targets. The performance goals and results are described below under “Company Performance.”

•

Adjustment to Cash Incentive Pool. After the cash incentive pool is funded, the Committee can make adjustments based on the results of an Investor Satisfaction Survey conducted on behalf of the Company by an independent third party. The results of that survey are described below under “Institutional Investor Satisfaction.” For 2011, the NEO cash incentive pool was adjusted upward by 5% based on favorable Investor Satisfaction Survey results.

•

Allocation of Cash Incentive Pool. The amount of cash incentive funding awarded to each individual NEO is determined based upon an assessment of that individual’s performance against qualitative, largely operational objectives established for the year. These are described below under “Individual Performance.”

2011 Annual Cash Incentive Program Performance Results

•	Company Performance.

•

Company performance for corporate-level executives (Messrs. McDaniel and Goggins and Ms. Huber) was measured 50% based on Company operating income results and 50% based on EPS results, reflecting those executives’ roles in the both the overall financial and the operating results of the Company. Performance for executives primarily responsible for Moody’s two business units (Messrs. Madelain and Almeida) was weighted 75% based on Company operating income results and 25% based on EPS results, reflecting those executives’ more direct involvement with Moody’s operating results.

	Performance Metric
Name	Operating Income	EPS
Raymond W. McDaniel	50%	50%
Linda S. Huber	50%	50%
Michel Madelain	75%	25%
Mark E. Almeida	75%	25%
John G. Goggins	50%	50%

•

Funding Metrics Change for 2012. In 2012, the funding metrics for Messrs. Almeida and Madelain will change. Their funding will be measured 25% based on Company operating income results, 25% based on EPS results and 50% based on MA or MIS operating income, as applicable, in order to further enhance the connection between their direct business unit responsibilities and their annual incentive compensation.

•

For 2011, performance in-line with the Company’s budget for operating income and EPS would result in 100% funding of the target cash incentive pool. For the 2011 plan year, maximum incentive funding was 200% of target.

•

Moody’s operating income and EPS goals for 2011were $858.8 million and $2.17, respectively. The Company actually achieved operating income of $888.4 million and EPS of $2.49, and included a legacy tax benefit as well as other tax benefits.

Annual Incentive Pool Funding Metrics

	Threshold Funding	Target Funding	Maximum Funding	Actual Funding/Performance
Operating Income	$687.0 million	$858.8 million	$1,030.6 million	$888.4 million
EPS	$1.73	$2.17	$2.61	$2.49

•

Institutional Investor Satisfaction. In 2009, the Committee added an institutional investor satisfaction survey (performed by an independent third party) modifier to the NEOs’ annual cash incentive program in order to take into account input from users of Moody’s products in setting compensation. The survey was comprised of approximately 100 questions in total, five of which were used for compensation analysis. Respondents were asked for their perceptions of Moody’s and Moody’s competitors in the market where the respondent is based. The questions used as a basis for the compensation modifier were as follows: (1) Overall, how has Moody’s met your business needs and expectations over the past 12 months? (2) Does Moody’s provide predictive ratings? (3) Is Moody’s an authoritative source on issues or events affecting the market? (4) Does Moody’s clearly and consistently communicate information about its rating decisions, methodology and models? and (5) Does Moody’s provide high quality and insightful research? This survey modifier adjusts the total funding of the annual cash incentive program by up to 10% (upward or downward) based on achievements versus the Company’s customer value goals.

•

The Company’s goals for 2011 were consistent with 2010. The two primary goals were management’s ability to (i) continue to enhance positive investor impressions of Moody’s products and services and (ii) reduce less favorable impressions of the Company in the marketplace. The survey results do not produce a direct numerical adjustment by the Committee; it is a subjective analysis of (i) the degree to which positive impressions increase and negative impressions decrease versus the previous year; and (ii) the degree to which the impressions of Moody’s are meaningfully different relative to the impressions of Moody’s competitors included in the survey. For 2011, the Committee adjusted the cash incentive pool upward by 5%, reflecting survey results that exceeded the Company’s prior year goals.

•

Individual Performance. The Committee retains the discretion to set individual award payouts under the 2004 Plan based upon its subjective evaluation of the NEO’s satisfaction of his or her performance against operational objectives. For that reason, and after considering the recommendation of the CEO (except with respect to his award), the Committee may apply a negative adjustment to the recommended award amount. This adjustment could result in actual 2004 Plan awards deviating from the performance achievement award level. In addition to corporate financial performance, the individual performance goals evaluated when determining each NEO’s actual annual incentive award payouts are described below.

•

Mr. McDaniel: The Committee determined, based on Mr. McDaniel’s achievement of (i) raising awareness in both the public and private sectors of the role and function of ratings and overseeing the development and dissemination of policy-level proposals for changes in rating system management, (ii) contributing to positive market outreach initiatives to ensure that Moody’s positions are communicated, (iii) continuing to interact effectively with legislative and regulatory representatives on a global basis, (iv) advancing analytical, work process and governance transitions associated with new legislative and regulatory requirements, (v) supporting growth in ratings and non-ratings businesses, including the oversight of two significant acquisitions in 2011 and the effective integration of CSI Global Education, and (vi) presiding over effective cost management, to pay Mr. McDaniel 138% of his target annual cash incentive.

•

Ms. Huber: The Committee determined, based on Ms. Huber’s (i) contributions to the Company’s operating income and EPS performance that exceeded growth targets by 4.0% and 13.6%, respectively; (ii) coordination of outreach relating to Moody’s ratings and financial performance, (iii) continued support of corporate governance initiatives, deployment of technology improvements and completion of international continuity plans, (iv) enforcement of security policies and data integrity, (v) completion of major real estate projects within budget, and (vi) management of budget and the Company’s capital position, while maintaining financial flexibility, to pay Ms. Huber 135% of her target annual cash incentive.

•

Mr. Almeida: The Committee determined that based on Mr. Almeida’s (i) contributions to the Company’s operating income and EPS performance that exceeded growth targets by 4.0% and 13.6%, respectively, (ii) oversight of MA’s revenue and sales growth in 2011 when MA sales exceeded its growth target by 4.4%, (iii) expansion of the business scope of MA, (iv) oversight of two significant acquisitions in 2011 and support of the effective integration of CSI Global Education, (v) continued expansion of the visibility of MA, building awareness of it as an independent source of risk analytics, (vi) continued marketing and investor outreach support to reinforce demand for MIS ratings, (vii) adaption of the organizational culture and operational practices of MA to address its growing scale, increasingly diverse commercial activities and global footprint, to pay Mr. Almeida 130% of his target annual cash incentive.

•

Mr. Madelain: The Committee determined that based on Mr. Madelain’s (i) contributions to the Company’s operating income and EPS performance that exceeded growth targets by 4.0% and 13.6%, respectively, (ii) continued work in the area of outreach regarding the quality of Moody’s ratings, credibility and transparency, (iii) oversight of changes in key methodologies, continued focus on accuracy and timeliness of ratings, (iv) supervision of the effective implantation of the global regulatory frameworks, (v) cooperation with MA in establishing a clear framework for research, content, production and distribution and with the Chief Information Officer regarding technology initiatives, and (vi) focus on the new commercial organization organized in 2010, to pay Mr. Madelain 130% of his target annual cash incentive.

•

Mr. Goggins: The Committee determined that based on Mr. Goggins (i) management of litigation and government investigations, (ii) oversight of the implementation of and compliance with all applicable laws and regulations, including SEC rules and European Union directives, and evaluation of regulatory and legislative developments, (iii) interaction with regulators regarding these developments, and (iv) support of MIS and MA business initiatives, to pay Mr. Goggins 135% of his target annual cash incentive. These factors also contributed to his promotion to Executive Vice President in 2011. That promotion was accompanied by an increase in his base salary, as shown on the chart on page 28, and his target annual cash incentive.

2011 Annual Cash Incentive Program Payouts

This year’s Company financial performance resulted in funding for the NEOs under the 2004 Plan, with the resulting annual cash incentive awards as shown in the table below:

Name	2011 Target Cash Incentive Under 2004 Plan	2011 Maximum Cash Incentive Under 2004 Plan	2011 Actual Cash Incentive Paid Under 2004 Plan
Raymond W. McDaniel	$1,718,300	$3,436,600	$2,375,400
Linda S. Huber	707,000	1,414,000	952,000
Michel Madelain(1)	565,858	1,131,716	738,008
Mark E. Almeida	560,400	1,120,800	730,900
John J. Goggins	433,000	866,000	583,100

(1)	Mr. Madelain’s compensation figures are shown in the table in U.S. dollars. However, certain elements of his compensation were paid in British pounds sterling. An exchange rate of 1.5537 from The Federal Reserve Bank as of December 30, 2011 was used to calculate the U.S. dollar amount.

Long-term equity incentive compensation

2011 long-term equity incentive mix. For 2011, equity grants were made in February based upon the Committee’s evaluation of 2010 performance and the level of each NEO’s target total direct compensation in comparison to the peer group and the financial services industry. In 2011, the aggregate long-term equity compensation awards granted for the NEO group in February were between the 25th and 50th percentile of executives in the comparative groups. Since 2010, three-year performance shares became a component of senior management’s compensation, replacing a portion of stock options granted to NEOs. This change decreased the percentage that stock options represent of the overall equity and compensation mix. For 2011, the Committee determined that, for the NEOs other than the CEO, 60% of equity value would be granted in the form of performance-based shares in order to maintain the NEOs’ focus on financial performance. For the CEO, the Committee determined to increase the percentage of equity value awarded in the form of options to 50%, in order to tie a greater portion of his realizable compensation directly to future increases in shareholder value. In making these decisions, the Committee also considered the need to manage the number of shares used to deliver equity awards, and to allow the Company to measure and to balance incentives based on financial and operational goals with rewards that are tied more directly to shareholder value.

Stock options. Stock options vest based on continued service over four years in annual 25% increments, which means (i) executives will realize value from their awards only if the market price of the Company’s stock appreciates above the options’ exercise price after the options have vested, and (ii) executives are motivated to remain with the Company due to the multi-year vesting schedule. The Committee believes that because value is realized only if the Company’s stock price rises, that stock options are another way of tying compensation to stock price performance. Stock options expire ten years after the grant date.

Performance Shares. The performance shares will be earned following the completion of a three-year performance period if certain cumulative performance goals are achieved or exceeded. For the 2011-2013 performance period, performance thresholds will be based on (i) the Company’s profitability (measured in EPS), (ii) MIS’s ratings accuracy performance (as described below), and (iii) MA’s sales. For compensation purposes, Moody’s measures the accuracy performance of MIS’ ratings with an accuracy ratio. The accuracy ratio, which is just one dimension of ratings performance, reflects the ability of credit ratings to distinguish future defaults from non-defaults over a three-year period. These three metrics were chosen because they incentivize management to consider the long and medium-term impact of business decisions, and they balance financial and operational factors for business success. The weights of these three performance goals vary depending on each NEO’s role and responsibilities.

•

Summary of Performance Share Plan Changes for 2012. For the 2012-2014 performance period, based on the recommendation of the CEO, the Committee decided to modify the performance metric of Company profitability so that it will be measured by EBITDA (including future acquisitions, if any) instead of EPS, which was one of the measures the Company used prior to 2012. In addition, the effect of MA acquisitions will be included when measuring MA sales with acquired sales receiving a lower weighting than organic sales. The practice in 2010 and 2011 has been to not include acquisitions into MA sales targets and to therefore not include the acquisition figures in the final MA sales measurement. Due to the increasing role of targeted acquisitions on growth, this change is being made to better align the incentive plan with the Company’s growth strategy.

Grant Levels. In determining the value of equity granted to the NEOs, in addition to the items noted in the following paragraph, the Committee considered the share utilization practices of the Company’s peer group, and then endeavored to balance aligning the interests of NEOs with stockholders while also motivating the NEOs to improve the Company’s current market position. As a result, the Committee recommended (based on a recommendation from the CEO, other than with respect to his own pay), and the Board approved, equity grants comprised of stock options and performance shares, with total economic values approximately 20% higher than total economic values of the annual equity grants approved in February 2010, in order to bring equity award values more in line with market levels. (Amounts reported in the “Summary Compensation Table” for 2010 equity awards include a special one-time restricted stock retention grant awarded in September 2010 to all NEOs other than the CEO, and therefore not considered part of the 2010 annual equity grants). The 2011 equity grant level for each NEO was within the 25th to 50th percentile range of the peer group and financial services industry data. The NEO’s individual awards are reported in the Grants of Plan-Based Awards for 2011 table on page 43.

Because the annual grants are made in February, each individual award determination considered (i) the Company’s 2010 performance, (ii) the NEO’s role in that performance, including the achievement of individual goals described above in “Annual Cash Incentives,” and (iii) retention objectives for that NEO. The awards are intended to align the interests of NEOs with that of the Company’s stockholders. Annual awards are determined by an examination of the present period as well as by considering expectations of the future.

The Role of the Governance and Compensation Committee, Its Consultant and Management

The Committee, which is comprised entirely of independent directors, has responsibility for oversight of the Company’s compensation program and has final authority for evaluating and setting compensation for NEOs. To assist in this process, it considers recommendations made by the CEO (except with respect to his own compensation) and uses market data and analyses that the Committee’s compensation consultant provides in order to help formulate target compensation levels. The Committee has engaged Meridian Compensation Partners LLC, an independent compensation consulting company, to advise the Committee on matters related to executive and director compensation. Meridian is engaged directly by and reports to the Committee. Meridian does not offer nor provide any other services to the Company.

The consultant reviewed an analysis of the annual comparison of the elements of Moody’s executive compensation structure and practices to those of the Company’s peer group, as set forth below, and the broader financial services industry. Based on its review, the consultant concluded that the Company’s executive compensation program structure is consistent with industry practices.

Determining Compensation Levels

Peer and Market Review

In an effort to provide a competitive compensation package, the Committee annually reviews the structure of the compensation program and target compensation levels by first comparing data to that of a group of select peer companies.

The Company’s 2011 peer group reflects the companies with which Moody’s competes for business and executive talent. This group reflects the companies against which Moody’s financial performance is measured, as it includes firms that:

•	Provide analytics products and services in addition to credit risk analysis,

•	Provide company and industry credit research and business information services,

•	Had median revenue equal to $1.138 billion (Moody’s 2010 revenue equaled $2.032 billion), and

•	Had a median market capitalization of $4.3 billion as of October 31, 2011 (Moody’s market capitalization equaled approximately $7.9 billion as of October 31, 2011).

The Committee revised the peer group in 2011 with the assistance of its compensation consultant, to more accurately reflect the companies with which Moody’s competes for business and executive talent and against which Moody’s financial performance is measured. The size of the peer group remained approximately the same. One entity was removed as it is no longer a relevant competitor since its acquisition in 2010. A second entity was replaced with a company whose market capitalization is more comparable to Moody’s. The 2011 peer companies were:

AllianceBernstein Holding LP	Fair Isaac Corporation	NASDAQ OMX Group Inc.
CME Group Inc.	Federated Investors, Inc.	NYSE Euronext
Corporate Executive Board Company	Invesco Ltd.	Price (T. Rowe)
Dun & Bradstreet Corp.	The McGraw-Hill Companies, Inc.	SEI Investments Co.
Eaton Vance Corp.	Morningstar Inc.	Thomson Reuters Corp.
Equifax Inc.	MSCI	Verisk Analytics, Inc.
FactSet Research Systems Inc.

In addition to reviewing compensation practices and pay levels within the Company’s peer group, the Committee looks at the broader financial services industry’s compensation data furnished by management and reviewed by the consultant. This additional compensation data is based on Aon Hewitt’s survey data from 41 companies and is used only for reference when evaluating pay for the Company’s NEOs. The compensation consultants provided the Committee and management with total direct compensation data from these comparison groups along with analysis of each element of compensation.

The comparison groups’ information is reviewed in quartile ranges, beginning with the 25th percentile, generally targeting the approximate median for total compensation, while allowing for flexibility based on the Company’s actual yearly performance, market conditions and the unique nature of Moody’s business.

The Company has also found that targeting the 50th percentile range has allowed it to retain key talent and remain competitive in the marketplace. The Company does not benchmark discrete elements of compensation against the peer group; nor does it benchmark against subsets of the peer group. In 2011, the targeted total direct compensation opportunity in aggregate for the NEO group, as well as for the CEO individually, was slightly below the 50th percentile as compared to the peer group and financial services group comparative data.

Additional Factors When Setting Targets

The above stated range serves as just one of the reference points when establishing targeted total direct compensation. The Committee also reviews each NEO’s:

•	skills,

•	experience,

•	tenure, and

•	performance during the prior year.

These factors contribute to variations in actual and target compensation levels. Based on the Committee’s analysis of the above, and consideration of a recommendation from the CEO (other than with respect to his own compensation), the Committee establishes a targeted total direct compensation level for each NEO that it believes is competitive. The Committee periodically benchmarks benefits and perquisites and believes benefits to be in-line with market practice and perquisites to be below current market practice.

Chief Executive Officer Compensation

The Committee begins its analysis of total direct compensation for the CEO by analyzing the compensation of executive officers with similar positions at companies included in its peer group, as well as in the broader financial services market. In light of the CEO’s broad responsibilities requiring oversight of the entire organization, and based on the achievements detailed on page 30 under “Individual Performance,” the Committee determined that a higher total direct compensation package was warranted as compared with the other NEOs.

The mix of Mr. McDaniel’s total direct compensation package has changed in recent years. From 2007 through 2010, his base salary was set at $936,000. This salary was maintained at a consistent level in order to reduce the fixed portion of his total direct compensation and increase the at-risk percentage. For 2011, the

Committee determined that a 2% base salary increase, along with a 2% incentive compensation target increase, was appropriate for Mr. McDaniel in order to move his total direct compensation more in line with the 50th percentile of the peer group and in recognition of the fact that he has not had a salary increase in three years.

In terms of his equity grants, the Committee has not granted Mr. McDaniel restricted stock since 2007. Instead, 50% of his 2011 equity award was comprised of stock options while the other 50% was comprised of performance shares. Like the other NEOs, the full value of Mr. McDaniel’s performance share grants will be earned following the completion of a three-year performance period only if certain cumulative performance goals are achieved or exceeded.

The Committee believes this current compensation mix and structure better incentivizes the CEO and more closely ties his awards with Company and individual performance. For instance, the increases to Mr. McDaniel’s annual incentive payouts as well as the increase to his 2011 equity award were directly tied to improved Company financial results, as the Company’s operating income and EPS goals served and continue to serve as the metrics determining funding of the annual cash incentive pool and prior year results impact equity award decisions. The following two graphs illustrate this relationship:

In addition, the following graphs compare the total one and three year cumulative stockholder returns of the Company to the performance of Standard & Poor’s Stock 500 Composite Index.

The comparisons included in the MCO Stock Total Return graphs above assume that $100.00 was invested in the Company’s common stock and in the S&P 500 Composite Index on December 31, 2008 and December 31, 2010, respectively. The comparison also assumes the reinvestment of dividends, if any. The total return for the common stock was 76% and 29% during the performance periods of 3-year and 1-year respectively as compared with a total return during the same periods of 49% and 2% for the S&P 500 Composite Index.

As compared to its peer group, Moody’s Stock Total Return was in the 95th percentile for its one-year return and in the 73rd percentile for the three-year return.

With respect to Mr. McDaniel’s increase in pension value, as shown in the Summary Compensation Table (“SCT”) on page 40, this increase is partially related to improved Company performance, as an executive’s annual cash incentive award is included in the covered pay for the retirement calculation, an additional year of service and a one year increase in age. A large portion of the increase this year was also due to a change in the discount rate used to value the plan for financial reporting purposes. A significantly lower discount rate was used for the SEBP’s year-end 2011 valuation due to the level of interest rates as of December 31, 2011 and the relatively short time horizon over which the SEBP’s benefits are expected to be paid. The remaining three participants are expected to retire in the next decade, and more than 50% of the SEBP’s liability will be paid during that period as lump sum distributions.

Mr. McDaniel’s targeted total direct compensation for 2011 was slightly below the median as compared to the Company’s peer group and the broader market data provided to the Committee by its compensation consultant. His actual total direct compensation also was slightly below the median of the benchmark target total direct compensation levels of the comparative groups. In light of the individual achievements listed on page 30 and the description of Company achievements on page 24, the Committee believes Mr. McDaniel’s total direct compensation package to be appropriate.

ADDITIONAL EXECUTIVE COMPENSATION POLICIES AND PRACTICES

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

Moody’s provided stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2011 in accordance with Section 14A of the Exchange Act. At Moody’s 2011 annual meeting, stockholders expressed substantial support for the compensation of our NEOs, with approximately 96.7% of the votes cast for approval of our executive compensation. The Committee carefully evaluated the results of the 2011 advisory vote. The Committee also considers many other factors in evaluating Moody’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in stockholders’ best interests. While each of these factors bore on the Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say-on-pay” advisory vote.

Clawback Policy

The Board has the right to make retroactive adjustments to any annual cash incentive awards granted after July 28, 2008 or performance shares granted after January 1, 2010, where payment or settlement of any such award was predicated upon the achievement of specified financial results and those results must later be revised. Where the results are revised by reason of a significant or material restatement, recoupment can be sought against executive officers, as defined in accordance with SEC rules; where the results are revised by reason of a restatement resulting from fraud or other misconduct, recoupment can be sought against the person engaging in such misconduct, as well as against any executive officer. The value with respect to which recoupment may be sought shall be determined by the Board. The Committee will continue to review the Company’s clawback policy as new SEC rules are adopted.

Employment Agreements

Moody’s does not enter into employment agreements with its executives, including the NEOs. All of the Company’s executives are “at will” employees.

Severance Policy

Moody’s provides severance benefits to NEOs under the Moody’s Career Transition Plan (the “Moody’s Career Transition Plan” or “CTP”) and the Moody’s Corporation Change in Control Severance Plan (the “Moody’s Corporation Change in Control Severance Plan” or the “CICP”), each of which is described below.

Career Transition Plan

All NEOs participate in the CTP, an ERISA-based plan that is available to all employees. The NEOs do not receive any severance benefits outside those provided under the CTP. The CTP is designed to compensate eligible employees in the following situations:

•	where there has been a reduction in the Company’s workforce or elimination of specific jobs;

•	where the individual’s job performance has not met expectations (but does not involve a basis for terminating his performance for cause); or

•	where the Company has agreed with an individual that it is in the mutual best interests of the parties to sever the employment relationship.

While having such a plan in place is in the best long-term interest of stockholders, the plan is not designed to reward individuals who have not performed to expectations or who have engaged in conduct that is detrimental to the Company and its stockholders and the plan contains provisions to safeguard against this.

Moody’s believes that these payment arrangements are similar to the general practice among the Company’s peer group, although it has not benchmarked the severance practices of Moody’s peer companies.

Change in Control Arrangements

On December 14, 2010, the Board of Directors approved the adoption of the CICP. The purpose of the CICP is to offer its participants, which include the Company’s executive officers and other key employees selected by the Committee, protection in the event of a termination of employment in connection with a Change in Control (as defined in the CICP). The CICP has been adopted to enhance the alignment of the interests of management and stockholders by allowing executives to remain objective when facing the prospect of a sale and potential job elimination. Under the CICP, participants are entitled to severance benefits triggered only if a participant’s employment is terminated within 90 days prior to or two years following a change in control of the Company by the Company or its successor without Cause, or by the participant for Good Reason (both terms as defined in the CICP) (i.e., a “double-trigger”). For the CEO, severance benefits under the CICP consist of a lump sum cash payment equal to three times the sum of his base salary and target annual incentive for the year of termination, plus three years of continued coverage under the Company’s medical and dental insurance plans. For other executives, including the other NEOs, the severance benefits consist of a lump sum cash payment equal to two times the sum of their base salaries and target annual incentives, plus two years of continued medical and dental coverage. Executive officers are not entitled to receive (either under the CICP or any other arrangement) an excise tax gross-up with respect to change in control benefits.

Stock Ownership Guidelines

In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the NEOs, and its non-management directors, encouraging them to acquire and maintain a meaningful stake in the Company. These guidelines were revised in February 2008 to reflect the new management structure resulting from the Company’s reorganization. Moody’s believes that these guidelines encourage its executive officers to act as owners, thereby better aligning the executives’ interests with those of the Company’s stockholders.

•	The guidelines are intended to satisfy an individual’s need for portfolio diversification, while ensuring an ownership level sufficient to assure stockholders of their commitment to value creation.

•

Executive officers are expected, within five years, to acquire and hold shares of the Company’s Common Stock equal in value to a specified multiple of their base salary (which varies based on position).

•

The current ownership level multiples are five times base salary for the CEO, three times base salary for the remaining Named Executive Officers, and five times the annual cash retainer for non-management directors.

•	Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines.

•	Stock options, whether vested or unvested, do not count toward satisfying the guidelines.

•	Unearned performance shares do not count toward satisfying the guidelines.

As of December, 31, 2011, each of the NEOs was in compliance with the guidelines. The guidelines for an individual executive officer may be suspended at the discretion of the Board of Directors in situations that it deems appropriate.

Anti-Hedging Policy

All executive officers and directors are subject to a securities trading policy whereby hedging transactions are prohibited.

Tax Deductibility Policy

Section 162(m) of the Tax Code limits income tax deductibility of compensation in excess of $1 million that is not “performance-based” as defined under the income tax regulations, paid to any employee who as of the close of the taxable year was the CEO or, whose total direct compensation is required to be reported to stockholders under the Exchange Act by reason of such employee being among the three highest compensated officers for the taxable year (other than the CEO and CFO). Stock options awarded under the Company’s stockholder-approved stock incentive plans are intended to be performance-based for purposes of the federal income tax laws, and any amounts required to be included in an executive’s income upon the exercise of options are not expected to count toward the $1 million limitation. The performance shares awarded by the Company are likewise expected to be tax deductible. For other compensation to be performance-based under the regulations, it must be contingent on the attainment of performance goals the material terms of which are approved by stockholders and the specific objectives of which are established by, and attainment of which objectives are certified by, a committee of the Board which consists entirely of non-employee directors.

While Moody’s generally seeks to ensure the deductibility of the incentive compensation paid to the Company’s executives, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice. Under Moody’s annual cash incentive plan for the NEOs whose compensation potentially will be in excess of $1 million, annual cash incentives are preliminarily funded on the basis of achievement relative to quantitative measures of performance and then the Committee can exercise negative discretion to reduce or eliminate the actual annual cash incentive payouts based on the degree of achievement of qualitative objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the years ended December 31, 2011, 2010 and 2009, the total compensation of the Company’s Named Executive Officers. The Named Executive Officers for 2011, 2010 and 2009 include Moody’s Principal Executive Officer, its Principal Financial Officer, and the three most highly-compensated executive officers of the Company (other than the Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Raymond W. McDaniel	2011	$954,800	—	$1,380,010	$1,379,995	$2,375,400	$5,755,706	$71,131	$11,917,042
Chairman and Chief Executive Officer	2010	936,000	—	1,380,000	920,003	2,643,600	3,256,441	10,800	9,146,844
	2009	936,000	—	—	1,549,996	1,407,725	1,520,158	10,757	5,424,636

Linda S. Huber	2011	546,300	—	655,508	436,995	952,000	902,700	41,597	3,535,100
Executive Vice President and Chief Financial Officer	2010 2009	530,400 510,000	— —	970,002 —	379,997 759,996	1,054,500 671,800	625,637 207,964	8,772 8,754	3,569,308 2,158,514

Michel Madelain(7)	2011	465,955	—	540,000	360,004	738,008	—	53,733	2,157,700
President and COO of Moody’s Investors Service	2010 2009	458,143 452,676	— —	810,008 —	300,002 600,003	736,353 514,600	— —	46,092 56,299	2,350,598 1,623,578

Mark E. Almeida	2011	477,500	—	510,830	340,557	730,900	321,628	33,188	2,414,603
President of Moody’s Analytics	2010	463,500	—	785,692	283,799	736,000	153,817	8,109	2,430,917
	2009	450,000	—	—	559,998	445,700	165,819	8,999	1,630,516

John J. Goggins	2011	443,658	—	388,149	258,761	583,100	1,096,407	31,138	2,801,213
Executive Vice President and General Counsel	2010	416,000	—	697,506	224,999	664,200	581,733	8,125	2,592,563
	2009	400,000	87,400	—	450,002	412,600	264,739	8,115	1,622,856

(1)	The amounts reported in the Bonus column represent discretionary bonuses paid to the Named Executive Officers. Payments under the Company’s annual cash incentive program are reported in the Non-Equity Incentive Plan Compensation column. For 2009, one Named Executive Officer received a discretionary bonus paid on March 5, 2010. There were no discretionary bonuses paid for 2010 and 2011.

(2)	The amounts shown in the Stock Awards column represent the full grant date fair market value of performance share grants made in 2011 and restricted stock and performance share grants made in 2010. Amounts reported for 2010 for the Named Executive Officers other than the CEO include a special one-time restricted stock retention grant awarded in September 2010. The full grant date fair value is based on the fair market value of the stock, which is defined as the arithmetic mean of the high and low prices of the Common Stock. All grants of performance shares and restricted stock were made under the Company’s 2001 Key Employees’ Stock Incentive Plan (as amended and restated on December 15, 2009, the “2001 Stock Incentive Plan”). There were no performance share grants made to the NEOs in 2009 and no restricted stock grants made to the NEOs in 2009 and 2011.

On February 8, 2011, the fair market value of the Common Stock was $30.01 and the following grants of performance shares of Common Stock were received by Mr. McDaniel — 45,985, Ms. Huber — 21,843 shares, Mr. Madelain — 17,994 shares, Mr. Almeida — 17,022 shares, and Mr. Goggins — 12,934 shares. These performance share awards are subject to performance metrics of EPS growth, MA’s sales growth and MIS’s ratings accuracy performance during the three calendar year period ending December 31, 2013. Because the achievement or non-achievement of these performance metrics depends upon the occurrence of future events, the actual final payout of these performance share awards are not known at this time. As such, the total grant date fair value of the performance shares is calculated using the target number of shares underlying these awards and the per share grant date price on the date of grant of $30.01. No cash dividends will be paid when the underlying shares vest. See note 3 to the Grants of Plan-Based Awards Table for 2011 for information on the grant date fair value of these shares assuming maximum performance.

With respect to the shares of restricted stock granted to the NEOs in 2010, subject to continued employment, the shares will vest as follows: one-fourth of the shares vested on the first trading day in March following the date of grant and one-fourth of the shares will vest on each first trading day in March in the years 2012, 2013 and 2014. The 2001 Stock Incentive Plan provides that a grant outstanding for at least one year vests in full upon the grantee’s retirement. Cash dividends will be accumulated and paid, without interest, when the underlying shares vest.

(3)	The amounts shown in the Option Awards column represent the full grant date fair value of non-qualified options granted in each year indicated. The February 8, 2011 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $30.01, a stock-price volatility factor of 40.85%; a risk-free rate of return of 3.34%; a dividend yield of 1.53%; and an expected time of exercise of 7.6 years from the date of grant. The February 9, 2010 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $26.78, a stock-price volatility factor of 44.0%; a risk-free rate of return of 2.73%; a dividend yield of 1.57%; and an expected time of exercise of 5.9 years from the date of grant. The February 10, 2009 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $25.37, a stock-price volatility factor of 37.7%; a risk-free rate of return of 2.63%; a dividend yield of 1.58%; and an expected time of exercise of 5.8 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned by the Named Executive Officers for 2011, 2010 and 2009 under the Company’s annual cash incentive program. The amounts for 2011, 2010 and 2009 were actually paid on March 6, 2012, March 4, 2011 and March 5, 2010, respectively. For a description of this program, see “Annual Cash Incentives” in the Compensation Discussion and Analysis on page 24.

(5)	The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change during 2011 in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Company’s Retirement Account, Pension Benefit Equalization Plan, and Supplemental Executive Benefit Plan (“SEBP”). For a description of these plans, see the Pension Benefits Table on page 46. The change in the actuarial present value year over year is largely driven by the impact on the SEBP component of the following variables: one additional year of service and pay; one less year of discounting in the present value calculation; and annual assumption changes (such as the discount rate or mortality assumption). In addition to these typical factors that affect the actuarial present values from one year to the next, plan changes can also have an impact. The PBEP and SEBP plans comply with Section 409A of the Internal Revenue Code. SEBP participants elected either an annuity or a lump sum form of payment that will apply at retirement, and the PBEP was amended so it will automatically provide lump sum distributions to terminated participants at the later of age 55 or six months following termination from Moody’s. The SEBP was closed as of January 1, 2008 to new participants and the only NEOs who participate in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins.

(6)	The amounts reported in the All Other Compensation column comprise the following compensation items:

Name	Year	Perquisites and Other Personal Benefits(a)	Company Contributions to Vested Defined Contribution Plans(b)	Dividends or Other Earnings Paid on Stock Awards(c)	Termination Benefits	Total
Raymond W. McDaniel	2011	$—	$67,467	$3,664	—	$71,131
	2010	—	7,350	3,450	—	10,800
	2009	—	7,350	3,407	—	10,757

Linda S. Huber	2011	—	38,186	3,411	—	41,597
	2010	—	7,350	1,422	—	8,772
	2009	—	7,350	1,404	—	8,754

Michel Madelain	2011	11,866	39,806	2,061	—	53,733
	2010	—	45,659	433	—	46,092
	2009	10,428	45,402	469	—	56,299

Mark E. Almeida	2011	—	30,671	2,517	—	33,188
	2010	—	7,350	759	—	8,109
	2009	—	8,250	749	—	8,999

John J. Goggins	2011	—	28,604	2,534	—	31,138
	2010	—	7,350	775	—	8,125
	2009	—	7,350	765	—	8,115

(a)	For all the NEOs except Michel Madelain, perquisites and other personal benefits provided in fiscal 2011 were, in the aggregate, less than $10,000 per individual. For Michel Madelain, the perquisite amounts represents a car allowance (as is the practice in the UK for executive officers) paid in British pounds sterling. An exchange rate of 1.5537 from the Federal Reserve Bank as of December 30, 2011 was used to calculate the 2011 U.S. dollar amount.

(b)	These amounts represent the aggregate annual Company contributions to the accounts of the Named Executive Officers under the Company’s Profit Participation Plan and the non-qualified Deferred Compensation Plan in the United States. The Profit Participation Plan and the Deferred Compensation Plan are tax-qualified defined contribution plans. The amount described with respect to Mr. Madelain was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan. An exchange rate of 1.5537 from The Federal Reserve Bank as of December 30, 2011 was used to calculate the U.S. dollar amount.

(c)	These amounts represent dividend equivalents paid on restricted stock awards that vested during 2011, 2010 and 2009.

(7)	Mr. Madelain’s compensation figures are shown in the table in US dollars. However, certain elements of his compensation was paid in British pounds sterling. An exchange rate of 1.5537 from The Federal Reserve Bank as of December 30, 2011 was used to calculate the 2011 U.S. dollar amount.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2011

The following table sets forth, for the year ended December 31, 2011, information concerning each grant of an award made to the Company’s Named Executive Officers in 2011 under any plan.

Name	Grant Date	Authoriza- tion Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Shares of Stock or Units(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
Raymond W. McDaniel	02/08/2011	12/13/2011				11,496	45,985	91,970			$1,380,010
	02/08/2011	12/13/2011							110,843	$30.01	1,379,995
	N/A		$429,575	$1,718,300	$3,436,600

Linda S. Huber	02/08/2011	12/13/2011				5,461	21,843	43,686			655,508
	02/08/2011	12/13/2011							35,100	30.01	436,995
	N/A		176,750	707,000	1,414,000

Michel Madelain	02/08/2011	12/13/2011				4,499	17,994	35,988			540,000
	02/08/2011	12/13/2011							28,916	30.01	360,004
	N/A		141,465	565,858	1,131,716

Mark E. Almeida	02/08/2011	12/13/2011				4,256	17,022	34,044			510,830
	02/09/2011	12/13/2011							27,354	30.01	340,557
	N/A		140,100	560,400	1,120,800

John Goggins	02/08/2011	12/13/2011				3,234	12,934	25,868			388,149
	02/08/2011	12/13/2011							20,784	30.01	258,761
	N/A		108,250	433,000	866,000

(1)	The Governance and Compensation Committee authorized the grant of stock options and performance shares for 2011 on December 13, 2010, to be effective on February 8, 2011, the third trading day following the date of the public dissemination of the Company’s financial results for 2010.

(2)	These cash incentive awards were granted in 2011 under the Company’s annual cash incentive program. The Governance and Compensation Committee established performance metrics for operating income and EPS growth that determine the aggregate funding of the program. The Governance and Compensation Committee considers other factors including individual performance when determining the final award amounts for annual incentive awards. For additional information on the annual cash incentive program, see the Compensation Discussion and Analysis beginning on page 24. These awards were earned during 2011 and are paid in March 2012.

(3)	These performance share awards were granted in 2011 under the Company’s 2001 Stock Incentive Plan. The Governance and Compensation Committee determined the target performance share amounts and set performance measures over the three-year performance period ending December 31, 2013. For Mr. McDaniel, Ms. Huber and Mr. Goggins, performance is based on EPS growth, MA’s sales growth and MIS’s ratings accuracy performance. For Mr. Madelain, performance is based on EPS growth and MIS’s ratings accuracy performance. For Mr. Almeida, performance is based on EPS growth and MA’s sales growth. At maximum achievement, the grant date fair value of the awards would have been 200% of the amount reported for each executive, or for Mr. McDaniel — $2,760,020, Ms. Huber — $1,311,016, Mr. Madelain — $1,080,000, Mr. Almeida — $1,021,660, and Mr. Goggins — $776,298.

(4)	These stock option awards were made under the Company’s 2001 Stock Incentive Plan. They vest in four equal annual installments beginning on the first anniversary of the date of grant, February 8, 2012 and expire on February 8, 2021.

(5)	The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(6)	The February 8, 2011 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions; an expected stock-price volatility factor of 40.85%; a risk-free rate of return of 3.34%; a dividend yield of 1.53%; and an expected time of exercise of 7.6 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE FOR 2011

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of the Company’s Named Executive Officers outstanding as of December 31, 2011. The market value of the shares that have not vested is based on the closing market price of the Company’s Common Stock on December 31, 2011 on the New York Stock Exchange.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)	Grant Date
	Exercisable	Unexercisable
Raymond W. McDaniel	212,000	—		$21.2675	02/07/2003	02/07/2013	12,019	$404,800			02/12/2007
	165,000	—		32.4075	02/09/2004	02/09/2014			51,531	$1,735,564	02/09/2010
	167,500	—		41.6875	02/22/2005	02/22/2015			45,985	1,548,775	02/08/2011
	114,223	—		63.0900	02/08/2006	02/08/2016
	102,800	—		72.7150	02/12/2007	02/12/2017
	138,750	46,250		38.0700	02/12/2008	02/12/2018
	90,431	90,432		25.3700	02/10/2009	02/10/2019
	22,073	66,219		26.7800	02/09/2010	02/09/2020
	—	110,843		30.0100	02/08/2011	02/08/2021
Linda S. Huber	66,667	—		44.9850	07/01/2005	07/01/2015	5,205	175,304			02/12/2007
	45,000	—		63.0900	02/08/2006	02/08/2016	13,263	446,698			09/07/2010
	44,500	—		72.7150	02/12/2007	02/12/2017			21,285	716,879	02/09/2010
	63,750	21,250		38.0700	02/12/2008	02/12/2018			21,843	735,672	02/08/2011
	44,340	44,341		25.3700	02/10/2009	02/10/2019
	9,117	27,351		26.7800	02/09/2010	02/09/2020
	—	35,100		30.0100	02/08/2011	02/08/2021
Michel Madelain	11,789	—		21.2675	02/07/2003	02/07/2013	1,492	50,251			02/12/2007
	8,573	—		32.4075	02/09/2004	02/09/2014	11,937	402,038			09/07/2010
	25,460	—		41.6875	02/22/2005	02/22/2015			16,804	565,959	02/09/2010
	13,625	—		63.0900	02/08/2006	02/08/2016			17,994	606,038	02/08/2011
	12,750	—		72.7150	02/12/2007	02/12/2017
	46,874	15,626		38.0700	02/12/2008	02/12/2018
	35,006	35,006		25.3700	02/10/2009	02/10/2019
	7,197	21,594		26.7800	02/09/2010	02/09/2020
	—	28,916		30.0100	02/08/2011	02/08/2021
Mark E. Almeida	46,000	—		21.2675	02/07/2003	02/07/2013	2,660	89,589			02/12/2007
	33,000	—		32.4075	02/09/2004	02/09/2014	11,937	402,038			09/07/2010
	36,850	—		41.6875	02/22/2005	02/22/2015			15,896	535,377	02/09/2010
	25,000	—		63.0900	02/08/2006	02/08/2016			17,022	573,301	02/08/2011
	22,750	—		72.7150	02/12/2007	02/12/2017
	46,875	15,625		38.0700	02/12/2008	02/12/2018
	32,672	32,672		25.3700	02/10/2009	02/10/2019
	6,809	20,427		26.7800	02/09/2010	02/09/2020
	—	27,354		30.0100	02/08/2011	02/08/2021
John J. Goggins	64,000	—		21.2675	02/07/2003	02/07/2013	2,836	95,516			02/12/2007
	46,500	—		32.4075	02/09/2004	02/09/2014	11,937	402,038			09/07/2010
	43,550	—		41.6875	02/22/2005	02/22/2015			12,603	424,469	02/09/2010
	24,500	—		63.0900	02/08/2006	02/08/2016			12,934	435,617	02/08/2011
	24,250	—		72.7150	02/12/2007	02/12/2017
	37,500	12,500		38.0700	02/12/2008	02/12/2018
	26,254	26,255		25.3700	02/10/2009	02/10/2019
	5,398	16,195		26.7800	02/09/2010	02/09/2020
	—	20,784		30.0100	02/08/2011	02/08/2021

(1)	Option awards are exercisable in four equal, annual installments beginning on the first anniversary of the date of grant. The grant date for options is ten years earlier than the Option Expiration Date reported in the table.

(2)	For the restricted stock grant made in September 2010, the awards vest in four equal annual installments on the first trading day in March in each of the years 2011, 2012, 2013 and 2014. For the restricted stock grants made on February 12, 2007, subject to the Named Executive Officer’s continued employment through each vesting date, the vesting of these restricted stock awards in any one year generally depends on the financial performance of the Company. Twenty-five percent of the total number of shares subject to an award represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15% (inclusive), then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. Notwithstanding the possibility of accelerated vesting in any year of operating income growth greater than 15%, no more than 100% of the initial award will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to the Named Executive Officer’s continued employment through such date, regardless of whether the specified performance goals have been achieved.

(3)	Value is calculated based on the closing price of the Common Stock on December 30, 2011, $33.68.

(4)	The performance shares granted on February 9, 2010 pay out in March 2013 for the performance period ending December 31, 2012, and the performance shares granted on February 8, 2011 pay out in March 2014 for the performance period ending December 31, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2011

The following table sets forth information concerning the number of shares of Common Stock acquired and the value realized upon the exercise of stock options and the number of shares of Common Stock acquired and the value realized upon vesting of restricted stock awards during 2011 for each of the Company’s Named Executive Officers on an aggregated basis. In the case of stock options, the value realized is based on the market price of the Company’s Common Stock on the New York Stock Exchange at the time of exercise and the option exercise price; in the case of restricted stock awards, the value realized is based on the average high and low market price of the Company’s Common Stock on the New York Stock Exchange on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond W. McDaniel	230,000	$2,419,876	8,520	$269,232
Linda S. Huber	—	—	7,932	250,651
Michel Madelain	—	—	5,014	158,442
Mark E. Almeida	50,000	640,050	5,853	184,955
John J. Goggins	70,000	1,260,972	5,892	186,187

PENSION BENEFITS TABLE FOR 2011

The following table sets forth information with respect to each defined benefit pension plan that provides for payments or other benefits to the Named Executive Officers at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit at 12/31/11 ($)	Payments During Last Fiscal Year ($)
Raymond W. McDaniel	Retirement Account	23.5000	$407,660	—
	Pension Benefit Equalization Plan	23.5000	2,395,297	—
	Supplemental Executive Benefit Plan	24.8333	19,138,265	—

Linda S. Huber	Retirement Account	5.5833	98,708	—
	Pension Benefit Equalization Plan	5.5833	342,493	—
	Supplemental Executive Benefit Plan	6.6667	1,909,963	—

Michel Madelain(1)	Moody’s Group Personal Pension Plan	—	—	—

Mark E. Almeida	Retirement Account	22.5000	363,592	—
	Pension Benefit Equalization Plan	22.5000	702,697	—
	Supplemental Executive Benefit Plan	—	—	—

John J. Goggins	Retirement Account	11.8333	194,640	—
	Pension Benefit Equalization Plan	11.8333	406,047	—
	Supplemental Executive Benefit Plan	12.9167	2,604,277	—

(1)	The Company provides retirement benefits to the NEOs under three defined benefit pension plans, except for Michel Madelain who is not a U.S. employee. As reflected in footnote (6) to the Summary Compensation Table, an amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan on Mr. Madelain’s behalf. Using an exchange rate of 1.5537 from the Federal Reserve Bank as of December 30, 2011, the amount contributed was $39,806 in 2011.

(2)	The credited service for the Retirement Account and the PBEP is based on service from the date the individual became a participant in the plan. Individuals become participants in the plan on the first day of the month coincident with or next following the completion of one year of service. The SEBP provides credited service from an individual’s date of hire with Moody’s. For Messrs. McDaniel and Almeida, the date of participation in the Retirement Account is based on an earlier plan provision that provided for individuals to become participants on the January 1 or July 1 following the completion of one year of service.

The Company provides retirement benefits to the Named Executive Officers under three defined benefit pension plans except for Mr. Madelain who is not a U.S. employee: the Retirement Account, the PBEP, and the SEBP. The Retirement Account is a broad-based tax-qualified defined benefit pension plan. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants that would otherwise be lost under the Retirement Account due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated senior executive officers of the Company. An amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan, described below, on Mr. Madelain’s behalf.

None of the continuing Named Executive Officers are currently eligible for early retirement under any of the Company’s defined benefit pension plans.

The assumptions made in computing the present value of the accumulated benefits of the Named Executive Officers, except as described in the following sentence, are incorporated herein by reference to the discussion of those assumptions under the heading “Pension and Other Post-Retirement Benefits” in the Management’s Discussion and Analysis and Note 11 to the financial statements as contained in the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2012. The assumed retirement age used in computing the present value of the accumulated benefits of the Named Executive Officers was age 65 in the case of the Retirement Account, age 65 in the case of the PBEP, and age 55 in the case of the SEBP.

The material terms in effect in 2011 of the Retirement Account, the PBEP, the SEBP, and Moody’s Group Personal Pension Plan are described below. Each of these plans was amended effective as of January 1, 2008. Therefore, future benefit accruals made under these plans will be subject to revised terms.

Moody’s Corporation Retirement Account

All U.S. employees hired prior to January 1, 2008 and who have been continuously employed are eligible to participate in the Retirement Account after attaining age 21 and completing one year of service with the Company. Participants earn one month of credited service for each month or fraction thereof from the date they become eligible to participate in the plan. The Retirement Account is a cash balance plan providing benefits that grow monthly as hypothetical account balances, which are credited with interest and pay-based credits. Interest credits are based on a 30-year Treasury interest rate equivalent with a minimum compounded annual interest rate of 4.5%. Pay-based credits are amounts allocated to each participant’s hypothetical account based upon a percentage of monthly pensionable compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%. Each participant’s pay-based credit percentage is based on their attained age and credited service. Compensation is based on actual earnings which include base salary, regular bonus (or annual incentive award), overtime, and commissions. Severance pay, contingent payments, and other forms of special remuneration are excluded.

Participants vest in their benefits after completing three years of service with the Company. Upon termination of employment, a participant may elect to receive an immediate lump sum distribution equal to 50% of his cash balance account. The remaining 50% of the cash balance account must be received in the form of an annuity upon retirement at age 55 or later. The normal retirement age under the Retirement Account is age 65, but participants who have attained age 55 with at least 10 years of service may elect to retire early. Upon retirement, participants can choose among the various actuarially equivalent forms of annuities offered under the plan.

Moody’s Corporation Pension Benefit Equalization Plan

The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants whose pensionable compensation exceeds the limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. For 2011, this limitation was $245,000. The provisions of the PBEP are the same as those of the Retirement Account except for the form of payment which must be as a lump sum. Upon attaining age 55 with at least 10 years of service, participants may elect to retire. The PBEP was amended as of January 1, 2008 to provide that any participant who is an active employee of the Company or any subsidiary after December 31, 2004 shall receive all of his benefits under the PBEP in a lump sum on the six month anniversary of his separation from service with the Company or a subsidiary.

Moody’s Corporation Supplemental Executive Benefit Plan

The SEBP is closed to new participants and the only Named Executive Officers participating in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins. The SEBP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits to participants. Historically, a key management employee of the Company who was deemed to be responsible for the management, growth, or protection of the Company’s business, and who was designated in writing by the Chief Executive Officer and approved by the Governance and Compensation Committee was eligible to participate in the plan on the effective date of his designation. The target retirement benefit for a participant is equal to 2% of average final compensation for each year of credited service up to 30 years of credited service, for a maximum benefit of 60% of average final compensation. This target benefit is offset by other pension benefits earned under the Retirement Account and PBEP, as well as benefits payable from Social Security and other pension benefits payable by the Company.

Participants earn one month of credited service for each month or fraction thereof that they are employed by the Company. Eligible compensation includes base salary, annual incentive awards, commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts voluntarily deferred or reduced by the participant under any Company employee benefit plan. Average final compensation is the highest consecutive 60 months of eligible compensation in the last 120 months of employment.

The SEBP also provides a temporary disability benefit in the event of a participant’s total and permanent disability. This disability benefit is equal to 60% of the 12 months of compensation earned by the participant immediately prior to the date of disability. The disability benefit is offset by any other disability income and/or pension income the participant is already receiving. Payment of the temporary disability benefit continues during the participant’s period of disability, but no later than age 65. During the period of total and permanent disability, a participant continues to earn credited service for retirement purposes.

Participants vest in their benefits after completing five years of service with the Company. Benefits are payable at the later of age 55 or termination of employment. For participants who terminate their employment prior to attaining age 55, benefits must commence at age 55 and their SEBP benefit will be reduced by 60% for early retirement. If a participant or vested former participant retires directly from the Company after age 55 and before age 60 without the Company’s consent, his retirement benefit is reduced by 3% for each year or fraction thereof that retirement commences prior to reaching age 60. If a participant retires directly from the Company on or after age 55 with the Company’s consent, benefits are not reduced for commencement prior to age 60.

The normal form of payment under the SEBP is a single-life annuity for non-married participants or a fully-subsidized 50% joint and survivor annuity for married participants. Participants may receive up to 100% of their benefit in the form of a lump-sum distribution.

The SEBP was amended January 1, 2008 in order to reflect the requirements of Section 409A of the Internal Revenue Code.

Moody’s UK Group Personal Pension Plan

The Group Personal Pension Plan (the “GPPP”) enables employees in the United Kingdom to contribute to a pension arrangement. The GPPP is a collection of individual pension policies. Each member has his or own individual pension policy within the GPPP and, if the employee changes jobs, the employee may be able to continue to contribute to the policy if he so wishes. Membership in the GPPP is voluntary and is offered to all employees of the Company’s UK subsidiary (“Moody’s UK”) who are directly employed by Moody’s UK, are between the ages of 18 and 65 and have completed three months of service. Moody’s UK makes contributions representing a percentage of pensionable salary at a rate dependent upon the employee’s age. The percentage increases as the employee’s age approaches the retirement age of 65. Moody’s UK will stop paying contributions to the GPPP when an employee leaves service, or on the date of contractual retirement, if earlier. As a condition to membership in the GPPP, an employee is required to make regular contributions of at least 3% of one’s pensionable salary for the first two years of membership.

After an employee is a member of the GPPP for two years, the employee is not required to contribute personally to the GPPP in order to benefit from the contributions available from Moody’s UK, but the employee may elect to pay personal contributions on a voluntary basis up to a maximum amount set forth in the GPPP which is dependent upon certain factors, including their earnings and the total amount already saved in pensions. Employee contributions qualify for full tax relief via a salary sacrifice arrangement called Pension Sense. Employees are not taxed on the contributions paid into the GPPP by Moody’s UK either. They also receive beneficial tax treatment at retirement.

NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

The following table sets forth information concerning the nonqualified deferred compensation of the Named Executive Officers in 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Raymond W. McDaniel	—	$60,117	$(3,971)	—	$56,146
Linda S. Huber	—	30,836	(2,037)	—	28,799
Michel Madelain	N/A	N/A	N/A	N/A	N/A
Mark E. Almeida	—	23,321	(7,232)	—	185,504
John J. Goggins	—	21,254	(6,615)	—	54,505

(1)	No nonqualified deferred compensation earnings were included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table as there were no above-market earnings for the NEOs under the Moody’s Corporation Deferred Compensation Plan in 2011. Company contributions to the accounts of the NEOs under the Company’s nonqualified Deferred Compensation Plan also are reflected in column (b) of footnote (6) to the Summary Compensation Table. Contributions of $128,701 for Mr. Almeida and $51,859 for Mr. Goggins were reported as compensation in the Company’s Summary Compensation Table for prior years.

Moody’s Corporation Deferred Compensation Plan

Effective January 1, 2008, the Company implemented the Moody’s Corporation Deferred Compensation Plan. Each year, employees expected to earn annual compensation in excess of the IRS compensation limit for allowable pre-tax deferrals into the Moody’s Profit Participation Plan, are notified of their eligibility to participate in the DCP.

The primary purpose of the DCP is to allow these employees to continue pre-tax deductions into a nonqualified plan and receive the maximum company match on compensation which exceeds the IRS limits for allowable pre-tax deferrals into the Moody’s Profit Participation Plan. A limited group of highly compensated senior management has the option of immediate deferral of up to 50% of base salary and/or bonus. However, the Company match only applies to deferrals in excess of the IRS limit on compensation. In addition, the Company will credit to the DCP employer contributions that would have been made to the Profit Participation Plan but for the application of the compensation limit.

Each participant may select one or more deemed investment funds offered under the DCP for the investment of the participant’s account and future contributions. The deemed investment funds are substantially the same as the funds available in the Profit Participation Plan. The DCP is unfunded and no cash amounts are paid into or set aside in a trust or similar fund under the DCP. All amounts deducted from a participant’s earnings, along with any Company contributions, are retained as part of the Company’s general assets and are credited to the participant’s bookkeeping account under the DCP. The value of a participant’s account increases or decreases in value based upon the fair market value of the deemed investment funds as of the end of the year. The forms of distribution under the DCP are either a lump sum or an annuity after termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below reflects the amount of compensation that would become payable to each of the Named Executive Officers under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control on December 31, 2011, given the named executive’s compensation and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits that may be available to the executive prior to the occurrence of any termination of employment, including under exercisable stock options held by the executive, and benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified defined contribution plan and accrued vacation pay. In addition, in connection with any event including or other than those described below, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Company determines appropriate. A “change in control” is defined as: (i) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (ii) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s then current compensation.

Moody’s Corporation Career Transition Plan

Each of the Company’s Named Executive Officers currently participates in the Moody’s Corporation Career Transition Plan. This plan generally provides for the payment of benefits if an eligible executive officer’s employment terminates for one of several specified events: a reduction in force, a job elimination, unsatisfactory job performance (not constituting cause), or a mutually agreed upon resignation.

The CTP provides payments and benefits to individuals for what Moody’s believes to be a reasonable period for them to find comparable employment. It also affords both Moody’s and the individual the motivation to resolve any potential claims or other issues between the parties with finality, which helps minimize distractions for management and protect the interests of stockholders.

The plan does not cover employment terminations resulting from a unilateral resignation, a termination of employment for cause, a sale, merger, spin-off, reorganization, liquidation, or dissolution of the Company, or where the Named Executive Officer takes a comparable position with an affiliate of the Company. “Cause” means willful malfeasance or misconduct, a continuing failure to perform his duties, a failure to observe the material policies of the Company, or the commission of a felony or any misdemeanor involving moral turpitude. In the event of an eligible termination of employment, a Named Executive Officer may be paid 52 weeks of salary continuation (26 weeks if the executive officer is terminated by the Company for unsatisfactory performance), payable at the times the executive officer’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the Named Executive Officer’s annual base salary at the time of termination of employment. In addition, the Named Executive Officer may receive continued medical, dental, and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being generally provided by the Company to its employees. In addition, the executive is entitled to receive any benefits that he or she otherwise would have been entitled to receive under Moody’s retirement plans, although these benefits are not increased or accelerated.

Except in the case of a termination of employment by the Company for unsatisfactory performance, the Named Executive Officer also may receive:

•	a prorated portion of the actual annual cash incentive for the year of termination of employment that would have been payable to the executive officer under the annual cash incentive plan in which the executive officer was participating at the time of termination, provided that the executive officer was employed for at least six full months during the calendar year of termination;

•	financial planning and counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The plan gives the Company’s Chairman and Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, a Named Executive Officer (other than himself) under the plan. As a matter of policy, if Mr. McDaniel intended to increase the benefits payable, any such proposal would be reviewed by the Committee.

The receipt of any benefits under the plan is contingent upon the affected Named Executive Officer signing a severance and release agreement that prohibits him from engaging in conduct that is detrimental to the Company, such as working for certain competitors, soliciting customers or employees after employment ends, and disclosing confidential information the disclosure of which would result in competitive harm to us. These provisions extend for the one year period during with the Named Executive Officer would be receiving payments pursuant to the CTP.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under the CTP as of the last day of 2011 are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 49.

The estimated payments and benefits that would be provided to each Named Executive Officer still serving in that capacity under each circumstance that is covered by the Career Transition Plan are listed in the tables below.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of a Reduction in Force, Job Elimination,

or a Mutually Agreed Upon Resignation(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$954,800	$1,718,300	$14,486	$30,000	$2,717,586
Linda S. Huber	546,300	707,000	54	30,000	1,283,354
Michel Madelain	465,955	565,858	—	30,000	1,061,813
Mark E. Almeida	477,500	560,400	8,169	30,000	1,076,069
John J. Goggins	449,900	433,000	12,227	30,000	925,127

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2011;

•	each NEO’s base salary was the amount as of December 31, 2011 and is continued for a period of 52 weeks; and

•	each NEO’s annual cash incentive is equal to 100% of the target amount under the annual cash incentive program.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of Unsatisfactory Job Performance

(Not Constituting Cause)(1)

Name	Salary Continuation ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$477,400	$7,243	$30,000	$514,643
Linda S. Huber	273,150	27	30,000	303,177
Michel Madelain	232,978	—	30,000	262,978
Mark E. Almeida	238,750	4,085	30,000	272,835
John J. Goggins	224,950	6,114	30,000	261,064

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2011; and

•	each NEO’s base salary was the amount as of December 31, 2011 and is continued for a period of 26 weeks.

Moody’s Corporation Change in Control Severance Plan

On December 14, 2010, the Board of Directors approved the adoption of the Moody’s Corporation Change in Control Severance Plan (the “CICP”). The purpose of the CICP is to offer its participants, which include the Company’s executive officers and other key employees selected by the Committee, protection in the event of a Change in Control (as defined in the CICP). The CICP has been adopted to enhance the alignment of the interests of management and stockholders by allowing executives to remain objective when facing the prospect of a sale and potential job elimination. The CICP has an initial two-year term that will automatically renew each year for an additional year, unless the Company determines not to renew the CICP beyond its then current term. Under the CICP, participants are entitled to severance benefits triggered only if a participant’s employment is terminated within 90 days prior to or two years following a change in control of the Company by the Company or its successor without Cause, or by the participant for Good Reason (both terms as defined in the CICP). Severance benefits will not be payable if a participant is terminated for Cause or voluntarily resigns without Good Reason. For the CEO, severance benefits under the CICP consist of a lump sum cash payment equal to three times the sum of his base salary and target bonus for the year of termination, plus three years of continued coverage under the Company’s medical and dental insurance plans. For other executives, including the other NEOs, the severance benefits consist of a lump sum cash payment equal to two times the sum of their base salaries and target annual incentives, plus two years of continued medical and dental coverage. Payment and retention of severance benefits under the CICP are contingent on the participant executing and not revoking a general release of claims against the Company and agreeing not to compete with the Company or solicit Company customers or employees for a period of two years following the date of the participant’s termination of employment. The CICP became effective as of December 14, 2010.

Other Potential Payments Upon Termination of Employment

The Company’s 2001 Stock Incentive Plan provides for vesting of outstanding stock options and restricted stock awards under certain circumstances as follows:

•

in the event of the death or disability of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will immediately vest in full and such portion may thereafter be exercised during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of death or disability;

•

in the event of the retirement of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will continue to vest during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of retirement;

•

in the event of a termination for any reason other than death, disability or retirement, an unexercised stock option may thereafter be exercised during the period ending 30 days after the date of termination, but only to the extent such stock option was exercisable at the time of termination;

•	in the event of the death, disability, or retirement of a Named Executive Officer after the first anniversary of the date of grant of a restricted stock award, the award will immediately vest in full;

•	in the event of termination for any reason other than death, disability or retirement, after the first anniversary of the date of grant of a restricted stock award, the award shall be forfeited;

•	in the event of a change in control of the Company, the unvested portion of all outstanding stock options and restricted stock awards vest in full;

•	in the event of the death, disability or retirement, of a Named Executive Officer, the NEO shall have such rights in his or her performance shares, if any, as may be prescribed by the award agreement;

•

in the event of a termination for any reason other than death, disability or retirement prior to the end of any applicable performance period, an NEO’s performance shares shall be forfeited, unless, subject to the 2001 Plan, the Governance and Compensation Committee, in its sole discretion, shall determine otherwise; and

•	in the event of a change in control of the Company, performance shares shall become payable in such manner as shall be set forth in the award agreement.

None of the continuing Named Executive Officers are currently eligible for retirement under the 2001 Stock Incentive Plan.

Potential Payments and Benefits Upon a Termination of

Employment Following a Change in Control of the Company(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Medical, Dental, and Life Insurance Benefits ($)	Stock Options ($)(2)	Restricted Stock Awards ($)(2)	Performance Share Awards ($)	Total ($)
Raymond W. McDaniel	$2,864,400	$5,154,900	$59,221	$1,615,195	$404,800	$3,284,339	$13,382,855
Linda S. Huber	1,092,600	1,414,000	108	686,013	622,002	1,452,551	5,267,274
Michel Madelain	931,910	1,131,716	—	546,020	452,289	1,171,997	4,233,932
Mark E. Almeida	955,000	1,120,800	21,614	512,840	491,627	1,108,678	4,210,559
John J. Goggins	899,800	866,000	32,367	406,202	497,555	860,086	3,562,010

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2011;

•

for the CEO, Mr. McDaniel, that he executed a general release and two year non-compete agreement under the CICP and received a salary lump sum payout equal to three times his base salary as of December 31, 2011, an annual cash incentive lump sum payout equal to three times his 2010 annual target cash incentive, and three years continuation of current elected coverage under the medical, dental and life insurance programs;

•

for each NEO, other than Mr. McDaniel, that he or she executed a general release and two year non-compete agreement under the CICP and received a salary lump sum payout equal to two times the executive’s base salary as of December 31, 2011, an annual cash incentive lump sum payout equal to two times the executive’s 2011 annual target cash incentive, and two years continuation of current elected coverage under the medical, dental and life insurance programs;

•	the market price per share of the Company’s Common Stock on December 30, 2011 was $33.68 per share, the closing price of the Common Stock on that date; and

•	performance shares paid at target.

(2)	Value reflects benefit received upon Change in Control regardless of whether the executive’s employment is terminated.

Potential Payments and Benefits Upon a Termination of

Employment by Reason of Death, Disability, or Retirement(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Performance Share Awards ($)	Total ($)
Raymond W. McDaniel	$1,208,401	$404,800	$1,157,043	$2,770,244
Linda S. Huber	557,196	622,002	477,919	1,657,117
Michel Madelain	439,898	452,289	377,306	1,269,493
Mark E. Almeida	412,451	491,627	356,918	1,260,996
John J. Goggins	329,925	497,555	282,979	1,110,459

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2011;

•	the market price per share of the Company’s Common Stock on December 30, 2011 was $33.68 per share, the closing price of the Common Stock on that date; and

•	performance shares paid at target.

ITEM 4—STOCKHOLDER PROPOSAL

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, the beneficial owner of 300 shares of Common Stock, has given notice of its intention to make the following proposal at the Annual Meeting.

4—Proposal to Repeal Classified Board

RESOLVED, that shareholders of Moody’s Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Nathan Cummings Foundation. The Harvard Law School Shareholder Rights Project represented and advised the Nathan Cummings Foundation in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Statement of the Board of Directors in Opposition to Board Declassification Stockholder Proposal

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

The Company is firmly committed to maintaining the highest standards of corporate governance. The Board believes that there is no “one size fits all” approach that suits all companies, and the appropriate standard by which to judge the classified board structure is whether it promotes stockholder interests at the Company. Having carefully considered this question on several occasions, the Board continues to believe that the existing structure is in the best interests of our stockholders.

The Board recognizes that at some companies a classified board structure may be viewed as reducing the board’s accountability to stockholders. However, the Board believes that the Company has demonstrated its ability to maintain accountability and to enhance stockholder value under the Company’s existing governance structure. The Board believes that the classified board structure provides important benefits that further stockholder interests, including through facilitating a deeper knowledge base of the directors and enabling a focus on long-term strategies. Given the unique nature of the Company’s business and the dynamic economic and regulatory environment in which it operates, the Board believes that these benefits are substantial. In addition, the Board is comprised entirely of independent directors, other than the CEO, and all are elected under a majority vote standard that provides stockholders with considerable influence. Among the factors that the Board believes support the Company’s classified board structure are:

Depth of Knowledge and Focus on the Long-Term. The nature of the Company’s business and the economic and regulatory environment in which it operates are unique and constantly evolving. The Board believes that the continuity made possible by the classified board structure is essential to the proper oversight of a company operating in this environment. As a result of the existing structure, at any given time a majority of the Company’s directors have prior experience as a Company director, which gives them solid knowledge of the Company’s complex business and long-term strategy. The Board believes that the classified structure also has strengthened the ability of the Company to recruit several new high-quality directors who are willing to make a significant commitment to the Company and its stockholders for the long term. The Board believes that the Company has benefited from this long-term focus. The Company has recently recorded significant year-over-year increases in revenue. For full year 2011 versus 2010, and full year 2010 versus 2009, revenue increased by 12% and 13%, respectively. The Board believes that experienced directors who are knowledgeable about the Company’s business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and its stockholders.

Increased Stability. Moody’s primary business of assessing and issuing credit ratings depends in part upon maintaining the confidence of the marketplace and of regulators that the Company’s ratings processes are stable, methodical and free from improper influence. The Board believes that Moody’s business reputation benefits from stability at the corporate level and that the classified board structure promotes that stability by buffering the Company from potential hostile acquirers or arbitragers that may have only a short-term focus and protecting against unfair or abusive takeover tactics. The classified board structure does not insulate the Company from potential acquisitions or changes in the composition of the Board, and it does not alter the fiduciary responsibility of directors in responding to any such efforts. Instead, it enhances the Board’s ability to negotiate the best results for stockholders in a potential takeover situation. In this regard, a classified board structure gives incumbent directors additional opportunity to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value. This opportunity is particularly valuable in the current economic climate, in which depressed share prices may leave companies vulnerable to hostile takeovers at unfair prices. With eight out of nine members of the Board independent, and with a majority of our directors possessing a historical perspective of the Company’s operations and experience in the industry in which the Company operates, the Board believes that it is well positioned to evaluate the Company’s value and pursue a course of action designed to maximize stockholder value, particularly in the context of a hostile takeover.

Board Accountability and Independent Oversight. The Board believes that the Company’s directors are accountable to stockholders and that the performance of the Board and the Company demonstrate the Board’s commitment to enhancing stockholder value. The Company has adopted a number of governance practices that enhance director accountability and the Board’s ability to provide independent oversight. Moody’s applies a majority voting standard in the election of directors. Every year, stockholders can elect several directors and each director must be elected every three years by a majority vote of the stockholders. Directors elected to three-year terms are equally as accountable to stockholders as directors elected annually because all directors must fulfill their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. Prior to recommending director candidates to the Board for election by the stockholders, the chairman of the Governance and Compensation Committee evaluates the performance and contributions of each incumbent director. In addition, the Board has a lead independent director, a position empowered with a number of responsibilities as described on page 6. The Board believes this further promotes open discussion among the non-management directors and enhances the Board’s ability to provide independent oversight of the Company’s management and its business.

Based on the foregoing, the Board has concluded that the Company’s classified board structure continues to promote the best interests of the stockholders.

The Board of Directors therefore recommends a vote AGAINST this stockholder proposal.

OTHER BUSINESS

The Board of Directors knows of no business other than the matters set forth herein that will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2013 annual meeting of stockholders must be received by the Company at its principal executive offices no later than 5:30 p.m. EST on November 6, 2012. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under the Company’s By-Laws, notices of matters which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2013 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than January 16, 2013 and no later than February 5, 2013. Such matters when submitted must be in full compliance with applicable law and the Company’s By-Laws. If we do not receive notice of a matter by January 20, 2013, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

March 6, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

MOODY’S CORPORATION

April 16, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=26180

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i      Please detach along perforated line and mail in the envelope provided.      i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, AND “FOR” PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.		1.	ELECTION OF THREE CLASS II DIRECTORS OF THE COMPANY:
			EWALD KIST	☐	☐	☐
			HENRY A. MCKINNELL, JR., PH.D.	☐	☐	☐
			JOHN K. WULFF	☐	☐	☐
		2.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.	☐	☐	☐
		3.	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.	☐	☐	☐
		4.	STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD OF DIRECTORS.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR THE NOMINEES in Proposal 1, FOR Proposals 2 AND 3, and AGAINST Proposal 4.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MONDAY, APRIL 16, 2012

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Raymond W. McDaniel, Jr., Linda S. Huber and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 16, 2012 at 8:30 a.m., local time, at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof.

This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

(Continued and to be marked, signed and dated, on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MOODY’S CORPORATION

April 16, 2012

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=26180

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, AND “FOR” PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.		1.	ELECTION OF THREE CLASS II DIRECTORS OF THE COMPANY:
			EWALD KIST	☐	☐	☐
			HENRY A. MCKINNELL, JR., PH.D.	☐	☐	☐
			JOHN K. WULFF	☐	☐	☐
		2.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.	☐	☐	☐
		3.	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.	☐	☐	☐
		4.	STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD OF DIRECTORS.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR THE NOMINEES in Proposal 1, FOR Proposals 2 AND 3, and AGAINST Proposal 4.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET

Annual Meeting of Stockholders

April 16, 2012

8:30 a.m.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

To obtain directions to attend the Annual Meeting and vote in person,

please contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com